SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Novell, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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Novell, Inc.

404 Wyman Street

Waltham, MA 02451

Phone 781-464-8000

www.novell.com

February 27, 2004

Dear Stockholder:

It is my pleasure to invite you to attend the 2004 Annual Meeting of Stockholders. The meeting will be held on Thursday, April 15, 2004, at 10:00 a.m. in our offices located at 404 Wyman Street, Waltham, Massachusetts 02451. The Annual Meeting is being held to elect eleven directors and to consider three stockholder proposals.

Novell continues to be committed to good corporate governance practices, some of which we describe in the proxy statement. During the past year we have added new independent directors, and as a result, have been able to further strengthen the membership of the committees of our Board of Directors. We have revised the charters for the committees of our Board of Directors and our Statement on Corporate Governance based on recent rulemaking activities of the Securities and Exchange Commission and Nasdaq. We have created a new Information Technology Oversight Committee of the Board of Directors. We have continued to promote high ethical standards in the conduct of our business by emphasizing with our employees the importance of compliance with our Code of Business Ethics and providing related training programs. We have recently adopted a Code of Ethics for the non-employee members of our Board of Directors. At their core, our corporate governance practices are designed to enhance our ability to execute on our responsibilities to you. I hope you will take the time to review them.

This last year was a year of great change for Novell. We are pleased with our progress in 2003 and are excited about our strategy for the future. At the Annual Meeting, we will review this progress and our plans for 2004, and will answer any questions you may have.

On behalf of Novell’s Board of Directors and management team, I look forward to greeting you and our other valued stockholders who are able to attend.

Sincerely,

Jack L. Messman

Chairman of the Board,

President and Chief Executive Officer

Novell, Inc.

NOVELL, INC.

404 Wyman Street

Waltham, MA 02451

Notice of the 2004 Annual Meeting of Stockholders

The 2004 Annual Meeting of Stockholders of Novell, Inc. will be held on Thursday, April 15, 2004 at 10:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451 for the following purposes:

1.	To elect eleven directors; and

2.	To consider three stockholder proposals set forth on pages 14 through 20 in the accompanying proxy statement.

All holders of record of shares of Novell common stock at the close of business on February 20, 2004 are entitled to notice of, to attend and to vote at the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices at 404 Wyman Street, Waltham, MA 02451 for at least ten days prior to the Annual Meeting. Such list shall also be produced and kept at 404 Wyman Street, Waltham, Massachusetts 02451 during the Annual Meeting.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.

Senior Vice President,

General Counsel and Secretary

February 27, 2004

Stockholders are requested to vote via the Internet or by telephone in accordance with the instructions listed on the enclosed proxy card, or to sign the proxy card and return it in the enclosed stamped envelope by return mail.

Proxy Statement

i

NOVELL, INC.

404 Wyman Street

Waltham, MA 02451

PROXY STATEMENT

February 27, 2004

STOCKHOLDERS OF RECORD OWNING SHARES OF NOVELL, INC. COMMON STOCK

AT THE CLOSE OF BUSINESS ON FEBRUARY 20, 2004

ARE ENTITLED TO ATTEND AND VOTE AT THE ANNUAL MEETING

The Board of Directors of Novell, Inc. is soliciting proxies for the 2004 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Annual Meeting will be held on Thursday, April 15, 2004 at 10:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

The Board of Directors of Novell, Inc. set February 20, 2004 as the record date for the Annual Meeting. Stockholders of record who owned Novell’s common stock at the close of business on that date are entitled to vote at and attend the Annual Meeting, with each share entitled to one vote. There were approximately 383,555,554 shares of Novell’s common stock outstanding on the record date.

This proxy statement is being mailed on or about February 27, 2004 to stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	Novell’s 2004 Annual Meeting of Stockholders is being held on Thursday, April 15, 2004 at 10:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

Q:	Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend the Annual Meeting.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card from us because you owned shares of common stock of Novell, Inc. on the record date. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision. The proxy card is used for voting.

Q:	What is the effect of signing and returning my proxy card?

A:

When you sign and return the proxy card, you appoint Jack L. Messman, Joseph S. Tibbetts, Jr. and Joseph A. LaSala, Jr. as your representatives at the Annual Meeting. Messrs. Messman, Tibbetts and LaSala will vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote via the Internet or telephone in advance of the Annual Meeting, or to complete, sign and return your proxy card, just in case your plans change. You can always vote in person at the Annual Meeting, even if you have already sent in your proxy card.

If you sign and return but do not indicate on the proxy card how you want your votes cast, Messrs. Messman, Tibbetts and LaSala will vote your shares FOR all of the nominees for director, and AGAINST the three stockholder proposals.

If a matter properly comes up for a vote at the Annual Meeting that is not described in this proxy statement, Messrs. Messman, Tibbetts and LaSala will vote your shares in their discretion.

Q:	What am I voting on?

A:	You are being asked to vote on:

•	the election of eleven nominees to serve on our Board of Directors;

•	a stockholder proposal for the establishment of a policy of expensing the costs of all future stock options issued by Novell;

•	a stockholder proposal for the adoption of a policy that 75% of future equity compensation of senior executives be performance-based, with details of such compensation to be disclosed to stockholders; and

•	a stockholder proposal for the adoption of a policy that the public accounting firm retained by us to audit our financial statements will perform only “audit” and “audit-related” work and not services generating “tax fees” and “all other fees.”

The Board of Directors unanimously recommends that you vote FOR all of the nominees for director, AGAINST the adoption of a policy of expensing stock options, AGAINST the adoption of a policy requiring certain performance-based compensation and AGAINST the adoption of a policy of restricting the types of work that may be performed by our independent auditor.

Q:	How do I vote?

A:	There are four ways you may vote as explained in the detailed instructions on your proxy card. In summary, you may:

•	Place your vote via the Internet.

Please follow the instructions that came in the envelope together with your proxy statement. If you vote on the Internet, you do not need to mail in your proxy card.

OR

•	Place your vote by telephone.

Please follow the instructions that came in the envelope together with your proxy statement. If you vote by telephone, you do not need to mail in your proxy card. Stockholders with rotary telephone service will not be able to vote by telephone.

OR

•	Mail in your completed, signed and dated proxy card.

OR

•	Vote in person by attending our Annual Meeting.

We will pass out written ballots to any stockholder wanting to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stock broker in order to vote at the Annual Meeting.

The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stock brokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction cards that you receive. You may vote via the Internet, by telephone or by signing and returning all proxy cards to ensure that all your shares are voted.

Q:	What if I change my mind after I have voted?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the Annual Meeting by:

•	voting again via the Internet or by telephone (only your latest vote will be counted);

•	completing, signing and returning another proxy card that is dated after the date of your earlier proxy card (again, only your latest vote will be counted);

•	sending written notice to our Corporate Secretary at our principal executive offices in Waltham, Massachusetts, which notice must be received prior to the date of the Annual Meeting, stating that you would like to revoke your proxy; or

•	voting in person at the Annual Meeting.

If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy or by the representatives as explained in the proxy statement.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	They could be. If your shares are held in street name and you do not instruct your nominee how to vote your shares, your nominee may either use its discretion to vote your shares on “routine matters” (such as election of directors) or leave your shares unvoted. For the “non-routine matters” being considered at the meeting, your nominee would not be able to vote on such matters.

We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that the nominee votes your shares at the Annual Meeting as you direct.

Q:	How many shares can be voted at the Annual Meeting?

A:	As of the record date, approximately 383,555,554 shares of common stock were outstanding. Each outstanding share of common stock entitles the record holder to one vote on all matters covered in this proxy statement.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares of common stock that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote at the Annual Meeting. There must be a quorum present for the Annual Meeting to be held. All stockholders present in person or represented by completed and signed proxy cards, Internet votes, and telephone votes, whether representing a vote for, against, withheld, or abstained or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for a proposal to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. With regard to each other proposal, the required vote is the affirmative vote of a majority of shares that are (i) present in person or represented by proxy at the Annual Meeting and (ii) entitled to vote on each such proposal.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as director elections, but not on non-routine matters, such as stockholder proposals. Because the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, with respect to uninstructed shares, the broker may turn in a proxy card and vote on the routine matters but not on the non-routine matters.

Q:	How are broker non-votes counted?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

Q:	How are abstentions and withhold votes counted?

A:	Abstentions and withhold votes are counted for the purposes of determining both (i) the presence of a quorum and (ii) the total number of shares entitled to vote with respect to a proposal. Withhold votes will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote “AGAINST” all other proposals being presented at this Annual Meeting.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Novell, Inc. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or fax, in person or otherwise. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock. We will reimburse such persons and Novell’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Innisfree M&A Incorporated to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. Innisfree will also solicit proxies from stockholders for the Annual Meeting. We will pay approximately $12,000, plus out-of-pocket expenses, for these services.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

This table shows, as of January 31, 2004, how many shares of our common stock are beneficially owned by stockholders who have reported or are known by us to have beneficial ownership of more than five percent of our common stock, our directors and our executive officers included in the Summary Compensation Table included in this proxy statement. There were 382,883,801 shares of common stock outstanding on January 31, 2004.

Name	Number of Outstanding Shares Owned(1)	Right to Acquire(2)(3)	Restricted Stock(4)	Total Shares Beneficially Owned	Percent of Outstanding Shares
Albert Aiello	14,000	7,500	—	21,500	*
Fred Corrado	—	7,500	—	7,500	*
Richard L. Crandall	5,000	—	—	5,000	*
Wayne Mackie	—	—	—	—	*
Claudine B. Malone	—	—	—	—	*
Jack L. Messman	703,669	2,566,205	174,654	3,444,528	*
Richard L. Nolan	10,000	178,750	—	188,750	*
Thomas G. Plaskett	—	7,500	—	7,500	*
John W. Poduska, Sr.	113,275	53,750	—	167,025	*
James D. Robinson, III	37,024	53,750	—	90,774	*
Kathy Brittain White	—	—	—	—	*
Alan J. Friedman	23,783	269,687	15,000	308,470	*
Joseph A. LaSala, Jr.	40,483	269,687	15,000	325,170	*
H. Carvel Moore	70,364	—	—	70,364	*
Christopher Stone	16,452	398,437	180,000	594,889	*
Gerard Van Kemmel	130,168	532,812	37,500	700,480	*
All current directors and executive officers as a group (17 persons)	1,096,892	4,395,578	522,154	6,014,624	1.6%

*	less than 1%

(1)	Includes vested restricted stock holdings. Excludes shares that may be acquired through stock option exercises and unvested restricted common stock holdings.

(2)	Includes shares that can be acquired through stock option exercises through March 31, 2004. Shares of common stock underlying these stock options cannot be voted at the annual meeting unless the options are exercised prior to the record date for the Annual Meeting.

(3)	All non-employee directors have been granted options to purchase an aggregate of 50,000 shares of common stock in connection with their initial election to the Board of Directors. In addition, each non-employee director receives an annual grant of an option to purchase an aggregate of 25,000 shares of common stock. Not all of these awards have been reflected in the table because they will not have vested by March 31, 2004.

(4)	These shares can be voted, but are subject to a vesting schedule, forfeiture risk and other restrictions.

CORPORATE GOVERNANCE

Board of Directors

Novell is managed under the direction of the Board of Directors, whose purpose is to maximize long-term economic value for our stockholders by responsibly addressing the concerns of our employees, business partners, the communities and governments where Novell has operations and does business, and the public at large. In fulfilling its duties, the Board and its committees oversee the corporate governance of Novell, oversee and advise management in developing our financial and business goals, oversee our public disclosures and the processes behind them, and evaluate management’s performance in pursuing and achieving those goals. Our Statement on Corporate Governance sets forth the duties and responsibilities of the Board, criteria for the constitution of, membership on, and the procedures for and required meetings of the Board and addresses corporate governance matters. This Statement is attached as Appendix A to this proxy statement and is also available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Independence

We have continued to be successful in our efforts to recruit new directors, adding four independent directors in the last several months, bringing our total number of directors to eleven. The Board of Directors has determined that nine of its eleven directors, including all members of the Audit, Compensation and Corporate Governance Committees, are “independent” as defined by the listing standards of The Nasdaq Stock Market currently in effect and approved by the Securities and Exchange Commission (the “SEC”), all applicable rules and regulations of the SEC, and for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended. These nine directors are: Albert Aiello, Fred Corrado, Richard L. Crandall, Richard L. Nolan, Wayne Mackie, Claudine B. Malone, Thomas G. Plaskett, John W. Poduska, Sr. and Kathy Brittain White.

Financial Expertise

The Board of Directors has determined that seven of its eleven members possess the attributes to be considered financially sophisticated for purposes of applicable Nasdaq Marketplace Rules and have the background to be considered “audit committee financial experts” as defined by the rules and regulations of the SEC. These seven directors are: Fred Corrado, Wayne Mackie, Claudine B. Malone, Jack L. Messman, Richard L. Nolan, Thomas G. Plaskett and James D. Robinson, III. Messrs. Corrado and Mackie are members of our Audit Committee.

Board Committees

The following provides an overview of the membership and responsibilities of all of the committees of the Board of Directors.

Audit Committee
Fred Corrado, Chairperson Albert Aiello Richard L. Crandall Wayne Mackie Kathy Brittain White

•   Oversee accounting and financial reporting processes and audits of the financial statements

–   review judgments and decisions affecting financial statements

–   review all financial data to be released

•   Monitor compliance with applicable laws and regulations and review significant cases of misconduct

•   Oversee internal controls and procedures

•   Oversee disclosure controls and procedures

•   Oversee implementation of the Code of Business Ethics

•   Oversee internal audit function

•   Oversee independent auditors

–   appoint and approve compensation

–   pre-approve permitted services

–   evaluate performance

–   monitor independence

In addition to the above functions, the Audit Committee has adopted procedures for its receipt, retention, and treatment of concerns and complaints regarding accounting, internal controls, or auditing matters. The Audit Committee has overseen the creation of an online reporting tool located at www.novell.com through the Corporate Governance page for the submission of such concerns by employees and members of the public. All submissions are completely anonymous. The Audit Committee encourages, but does not require, that anyone making a submission supply his or her contact information to facilitate follow-up, clarification and assistance with investigation of the concern or complaint. Novell does not permit retaliation or discrimination of any kind against employees for any complaints submitted in good faith.

A current copy of the Audit Committee Charter is attached as Appendix B to this proxy statement and is also available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Compensation Committee

John W. Poduska, Sr., Chairperson

•   Establish overall compensation philosophies

•   Evaluate management performance and development

•   Recommend compensation for CEO and set compensation for executives

–   consider industry benchmarks

–   establish and administer performance goals

•   Establish compensation program for employees

•   Recommend director compensation

•   Administer employee benefit and incentive plans

•   Administer stock option and other equity-based plans

•   Review management development and succession policies

Richard L. Nolan
Claudine B. Malone
Thomas G. Plaskett

A current copy of the Compensation Committee Charter is attached as Appendix C to this proxy statement and is also available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Corporate Governance Committee
Thomas G. Plaskett, Chairperson

•   Establish criteria for the selection of directors and recommend Board nominees

–   conduct searches for prospective directors

–   review candidates recommended by stockholders

•   Recommend committee membership

•   Oversee corporate governance

–   review committee charters

–   review codes of ethics for executives, employees and directors

•   Review director independence

•   Board and committee evaluation and development

•   Recommend director compensation

•   Oversee succession planning

Richard L. Crandall
Claudine B. Malone
John W. Poduska, Sr.

The Corporate Governance Committee considers recommendations for director nominees from a wide variety of sources, including members of our Board, business contacts, community leaders, third-party advisory services and members of management. The Corporate Governance Committee also considers stockholder recommendations for director nominees that are properly received in accordance with our Bylaws and applicable rules and regulations of the SEC.

The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, his or her past performance. In making its recommendations, the Corporate Governance Committee seeks out outstanding talent among minority groups and women.

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to Novell’s Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Secretary not later than sixty days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was first mailed to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner as they appear on Novell’s books, and (ii) the class and number of shares of Novell stock that are owned of record by such stockholder and beneficially by such beneficial owner.

The Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to the Committee. A member of the Corporate Governance Committee will contact for further review those candidates who the Committee believes are qualified, who may fulfill a specific board need and who would otherwise best make a contribution to the Board. If, after further discussions with the candidate, and other further review and consideration as necessary, the Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

A current copy of the Corporate Governance Committee Charter is attached as Appendix D to this proxy statement and is also available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Information Technology Oversight Committee
Richard L. Nolan, Chairperson Albert Aiello John W. Poduska, Sr. James D. Robinson, III Kathy Brittain White

•   Oversee major information technology (IT) related projects and technology architecture decisions

•   Direct management to implement IT programs that support Novell’s objectives and strategies

•   Monitor the effectiveness of IT security and disaster recovery capabilities

•   Provide guidance to Novell’s senior IT management team

•   Advise the Board of Directors on IT-related matters

This Committee was established by the Board of Directors in January 2004. The Board of Directors believes that information technology is critical in how corporations run their businesses and that boards of directors need to take a more active role in understanding and overseeing the technological initiatives of their corporations in order to effectively oversee risk management, monitor internal controls, and promote effective communication among employees. The charter of the Information Technology Oversight Committee is attached to this proxy statement as Appendix E and is also available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Option Grant Committee
Jack L. Messman	• Make grants of stock options and restricted stock to non-executive employees eligible to participate in our employee equity plans to allow for efficient response to hiring and other personnel needs

Meetings of the Board of Directors and Board Committees

The Board of Directors held eight meetings during fiscal 2003, all of which were attended by all directors who were then-currently serving except for one director who missed one meeting. During fiscal 2003, the Audit Committee held 12 meetings, the Compensation Committee held 6 meetings, and the Corporate Governance Committee held 5 meetings. The Option Grant Committee acted entirely by written consent. During the last fiscal year, each current director attended at least 75% of the meetings of the Board and the committees on which they then served.

Our policy on director attendance at annual meetings calls for directors to be invited but not required to attend Novell’s annual meetings of stockholders. No directors attended the 2003 Annual Meeting of Stockholders other than Mr. Messman, the Chairman of the Board.

Codes of Ethics

We have adopted two codes of ethics, each designed to promote our employees, executives and directors to act with the highest integrity.

Code of Business Ethics.    We review and update our Code of Business Ethics annually (the “Code”). The purpose of the Code is to convey the basic principles of business conduct expected of all Novell officers and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require every officer and employee to review the Code at least once a year and to submit a report to the Novell Ethics Officer (i) stating that the employee has read and understands the Code, (ii) reporting any conflicts of interest the employee may have, (iii) agreeing to comply with all of Novell’s policies and (iv) reporting any suspected violations of the Code or Novell’s policies referenced in the Code by the employee or other employees. In support of the Code, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including the required employee reports and an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the Code. The Code meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Non-Employee Director Code of Ethics.    The Board of Directors has established the Non-Employee Director Code of Ethics (the “Director Code”). The purposes of the Director Code are to focus directors on areas of ethical risk relating to their role as director, provide guidance to help them recognize and deal with ethical issues, provide mechanisms for the report of unethical conduct and foster a culture of honesty and accountability among directors. Each director is required to review the Director Code at least once a year and to submit a report to certify that he or she is in full compliance. A copy of the Director Code may be found at www.novell.com/company/ir/cg/ through the Corporate Governance page.

Improving Stockholder Value

In December 2003, we completed the stock option exchange program that was approved at the 2003 Annual Meeting of Stockholders. Under the program, options to purchase approximately 17.0 million shares of our common stock were tendered, representing approximately 64% of the options that were eligible for the exchange. These tendered options were cancelled and are no longer outstanding. In exchange for those options, we issued new options to purchase approximately 8.9 million shares of our common stock, each with an exercise price of $9.139, the fair market value of our common stock on December 16, 2003. We have amended one of our stock option plans to reduce the aggregate number of shares of common stock issuable thereunder by approximately 8.1 million shares, the excess of the number of options tendered over the number of options reissued. This has reduced our overhang by approximately 2.1%. Additionally, we have imposed a limitation of 3,000,000 on the number of shares of common stock that may be issued in any one year under our 1989 Employee Stock Purchase Plan. As a result of these actions, we have reduced the number of shares authorized for issuance pursuant to our stock option and other equity-based plans in relation to the number of total shares outstanding.

Stock Ownership Requirements

Novell has put in place a Stock Ownership Program to further align our executives’ interests with those of our stockholders. All executives at a level of Vice President and above must own shares of our common stock having a value equal to a multiplier of the executive’s salary. The multiplier for the CEO is three times; for Senior and Executive Vice Presidents or their equivalents, two times; and for other Vice Presidents, one time. Executives subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, must attain 5% of their total required ownership percentage by November 1, 2003; 15% by November 1, 2004; 30% by November 1, 2005; 60% by November 1, 2006 and 100% by November 1, 2007. All other executives have an additional year to attain the required percentages. Once subject to the Stock Ownership Program, an executive has five years to attain the total required ownership percentage, generally at the pace set forth above. In the event that an executive is not in compliance with the requirements of the Program for a specific year, the Compensation Committee may require the executive to defer to the Stock-Based Deferred Compensation Plan up to 50% of any bonus payable to the participant until the executive has met his or her requirements.

Procedures for Contacting Directors

The Board of Directors has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board generally or a specific director at any time by writing to Novell’s General Counsel, 404 Wyman Street, Waltham, Massachusetts 02451. The General Counsel reviews all messages received, and forwards any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board. The General Counsel has the right, but not the obligation, to forward such other communications to appropriate channels within Novell.

PROPOSAL ONE

ELECTION OF DIRECTORS

Since last year’s annual meeting of stockholders, the Board of Directors has adopted a resolution fixing the number of directors at eleven. Accordingly, a Board of eleven directors is to be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the election, the Board of Directors may recommend another person and Messrs. Messman, Tibbetts and LaSala, as your representatives, will vote for such person if you have given them your proxy.

There are no family relationships among our executive officers and the nominees for director.

Biographies of the Board of Directors

Albert Aiello

Director since 2003

Mr. Aiello, age 61, is Managing Director of Albert Aiello & Associates, a strategic technology management consulting company he founded in February 2003. Prior to that, Mr. Aiello served as Global Chief Information Officer of Lend Lease Corporation, a financial and construction management company, from January 1998 to December 2002, and as a member of its board of directors from May 1998 to December 2002. Mr. Aiello was the Chief Information Officer for Fidelity Investments, a financial management company, from April 1990 to December 1997. Mr. Aiello was also Chairman of the Board of the Software Productivity Consortium from December 1999 to December 2000. Mr. Aiello has also served as a member of the board of directors of CoolSavings, Inc.

Fred Corrado

Director since 2002

Mr. Corrado, age 63, served as Vice Chairman of the Board of Directors and Chief Financial Officer of The Great Atlantic & Pacific Tea Company, Inc., a food retailer, from October 1992 until February 2002. Mr. Corrado is also a director of two non-profit organizations, Covenant House and the New Jersey Performing Arts Center.

Richard L. Crandall

Director since 2003

Mr. Crandall, age 60, is a founding Managing Director of Arbor Partners, a high technology venture capital firm, a position he has held since November 1997. Mr. Crandall also serves as the chairman of the Enterprise Software Roundtable, an organization of the senior corporate leadership of the 35 largest software companies, which he founded in July 1994. Mr. Crandall served as the Chairman of Giga Information Systems, a research and consulting firm, from July 2002 until February 2003, and was a board member and special advisor of Giga from its founding in April 1996 until February 2003. Prior to that, Mr. Crandall was a founder of Comshare, Inc., a decision support software company, and served as its Chief Executive Officer from April 1970 until April 1994 and its Chairman from April 1994 until April 1997. Mr. Crandall is also a director of Diebold, Inc., and the Dreman/Claymore Dividend & Income Fund, a management investment company.

Wayne Mackie

Director since 2003

Mr. Mackie, age 54, is a partner with Carlin, Charron & Rosen, LLP, a New England-based regional accounting firm, a position he has held since September 2003. From December 2002 until September 2003, Mr. Mackie was an independent technology business consultant. Prior to December 2002, Mr. Mackie was a partner at Arthur Andersen LLP, an accounting firm, a position he had held since 1983, where he also served as chair, from September 1995 to December 2002, of the firm’s committee on emerging technology and software issues.

Claudine B. Malone

Director since 2003

Ms. Malone, age 67, has been the President and Chief Executive Officer of Financial and Management Consulting Inc., a consulting firm, since 1984. Ms. Malone served as a visiting professor at the Colgate-Darden Business School of the University of Virginia from 1984 to 1987, an adjunct professor of the School of Business Administration at Georgetown University from 1982 to 1984, and an assistant and associate professor at the Harvard Graduate School of Business Administration from 1972 to 1981. Ms. Malone also serves on the boards of Hasbro, Inc., Aviva Life Insurance Company, Lowe’s Companies, Inc., Science Applications International Corp., and LaFarge North America.

Jack L. Messman

Director since 1985

Chairman since November 2001

Mr. Messman, age 63, became President and Chief Executive Officer of Novell in connection with Novell’s acquisition of Cambridge Technology Partners (Massachusetts), Inc. (“Cambridge”), an eBusiness systems integration company, in July 2001. Mr. Messman was elected Chairman of the Board of Directors in November 2001. Prior to joining Novell, Mr. Messman served as President and Chief Executive Officer of Cambridge from August 1999 to July 2001. Mr. Messman served as Chairman of the Board and Chief Executive Officer of Union Pacific Resources Group Inc., an oil and gas company, from October 1996 until August 1999. Mr. Messman is also a director of RadioShack Corporation, Safeguard Scientifics, Inc. and Timminco Limited.

Richard L. Nolan

Director since 1998

Mr. Nolan, age 63, is the William Barclay Harding Professor of Management of Technology, emeritus, Harvard Business School, an institution of higher education, a professorship he was awarded in September 1991. Mr. Nolan is also the Philip M. Condit Professor of Business Administration at the University of Washington since September 2003. Mr. Nolan served as Chairman and Chief Executive Officer of Nolan, Norton and Company, an information technology management consulting company, from 1977 until the company was acquired by KPMG LLP in 1987. Mr Nolan then served as Chairman of Nolan, Norton and Company and Partner of KPMG from 1987 to 1991. Mr. Nolan is also a director of The Great Atlantic & Pacific Tea Company, Inc. and Arcstream, Inc.

Thomas G. Plaskett

Director since 2002

Mr. Plaskett, age 60, has served as Chairman of Fox Run Capital Associates, a private merchant banking and consulting firm focusing on advisory and consulting services for emerging companies, from October 1991 to the present. Additionally, Mr. Plaskett served as the Chairman of Probex Corporation, an energy technology company, from November 1999 until December 2000 and as its President and CEO from November 1999 to August 2000. Mr. Plaskett served as Vice Chairman of Legend Airlines, Inc., an airline, from June 1997 until February 2001 and as its Executive Vice President from September 1999 to February 2001. Mr. Plaskett also served as the Chairman of Greyhound Lines, Inc., a transportation company, from March 1995 until March 1999. Probex Corporation filed for bankruptcy on May 13, 2003. Legend Airlines filed for bankruptcy protection on December 3, 2000. Mr. Plaskett is also a director of Smart & Final, Inc., Alcon, Inc. and RadioShack Corporation.

John W. Poduska, Sr., Sc.D.

Director since 2001

Dr. Poduska, age 66, was the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Anadarko Petroleum Corporation and Safeguard Scientifics, Inc.

James D. Robinson, III

Director since 2001

Mr. Robinson, age 68, is co-founder and General Partner of RRE Ventures and Chairman of RRE Investors, LLC, private information technology venture investment firms, and has held those positions since 1994. He has also been President of J.D. Robinson Inc., a strategic advisory firm, since 1993. Mr. Robinson previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a director of Bristol-Myers Squibb Company, The Coca-Cola Company and First Data Corporation.

Kathy Brittain White

Director since 2003

Ms. White, age 54, has served as President and Chairman of the Board of Arkansas Rural Sourcing, Inc., a non-profit organization aimed at developing information technology employment in rural communities, since January 2004. Ms. White also has served as President of the Horizon Institute of Technology, a company supporting technology outreach initiatives in the Arkansas delta, since founding it in 2002. Ms. White served as Executive Vice President and Chief Information Officer for Cardinal Health, Inc., a provider of medical products and services, from February 1999 until March 2003. Prior to that, Ms. White served as Senior Vice President and Chief Information Officer with Allegiance Healthcare, Inc., a provider of medical products and services, from 1996 until its acquisition by Cardinal in February 1999. Ms. White was also an associate professor at the University of North Carolina, Greensboro for ten years. Ms. White is a director of Mattel, Inc. and Certegy , Inc.

Vote Required and Board Recommendation

The eleven nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Stockholders do not have the right to cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

STOCKHOLDER PROPOSAL: OPTION EXPENSING

The following proposal was submitted to Novell by the Massachusetts Laborers’ Pension Fund, which informed us is the owner of approximately 2,000 shares of our common stock, and is included verbatim in this proxy statement in compliance with SEC rules and regulations.

Proponent’s Proposal

Resolved: That the stockholders of Novell, Incorporated (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Proponent’s Supporting Statement

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free . . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

Novell’s Response

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board, the Audit Committee, and management understand and strive to respond to the need of investors for a transparent and accurate picture of Novell’s earnings and the true cost of executive and employee stock option programs. However, this immediate proposal presents problematic issues. We believe that it would be premature and harmful to Novell and its stockholders to institute a practice of expensing stock options at this time. Expensing stock options raises many difficult financial and accounting issues that have not yet been resolved by regulators or the business community.

The Financial Accounting Standards Board (“FASB”) is now considering the appropriate accounting for stock-based compensation and expects to issue a proposal in the near future and the International Accounting Standards Board (“IASB”) has circulated a proposal to require the expensing of stock options. Because of the uncertainty and debate regarding accounting standards for stock options and the on-going deliberations by the FASB, the Board of Directors believes that it is premature to change our accounting practices. If we were to change our accounting for stock options prior the adoption of broadly applicable rules, our financial statements may not be comparable with those of many in our industry and we could possibly face the need for another change in the way we account for stock options once the FASB completes its deliberations, which would result in confusing and potentially misleading disclosure. If we were to adopt this proposal, comparability of our financial statements with other companies in our industry would be limited.

For example, the existing accounting standards relating to the expense treatment of stock options require numerous subjective assumptions, a process that introduces ambiguities, subjectivity and differences between companies and from quarter to quarter. This means that companies with identical option grants can calculate and report significantly different accounting impacts. Therefore, under existing accounting standards, even if Novell and all other companies were to expense stock options (which they currently do not), and even if all of us were to use the same method of valuation (which companies that expense stock options do not), a stockholder would still not be able to accurately compare our expense relating to stock options against that of any other company.

Novell currently accounts for stock options using the intrinsic value method, which generally results in recording no expense for the kind of options we typically grant. Current accounting rules require that the impact of the fair value method, which results in expense recognition, be disclosed in the footnotes to Novell’s financial statements. In addition, the potential dilutive effect of stock option grants is already reported in diluted earnings per share (but not loss) figures. We believe that this disclosure enables Novell’s stockholders and potential investors to make adequate comparisons of Novell’s financial results with other companies’ results.

The Financial Accounting Standards Board has stated that it intends to issue a new accounting standard for the accounting of stock-based compensation in 2004. This new standard will require all companies to expense stock options and similar awards. As has always been Novell’s practice, we will adopt and implement the new standard upon its effectiveness. Novell believes that to move to an expensing model prior to the issuance of the new standard, after many years of following a non-expensing model, will not enhance the usefulness of our financial statements or put Novell on consistent footing with the majority of our peers and competitors, who Novell believes will continue to use the non-expensing accounting method until the new standard is mandated.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present and entitled to vote on this proposal will be required for its approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSAL THREE

STOCKHOLDER PROPOSAL: PERFORMANCE-BASED COMPENSATION

The following proposal was submitted to Novell by CalPERS, which informed us is the owner of shares of our common stock having a market value in excess of $1.0 million, and is included verbatim in this proxy statement in compliance with SEC rules and regulations.

Proponent’s Proposal

RESOLVED, that the shareholders of Novell, Inc. (the “Company”) request that the Board of Directors adopt a policy that (i) 75% of future equity compensation (e.g., stock options and restricted stock) of senior executives shall be performance-based and (ii) the Board shall disclose details of such compensation to shareholders. For the purposes of this resolution, “performance-based” equity compensation shall include the following:

(1)	indexed stock options, the exercise price of which is linked to an industry index;

(2)	premium-priced stock options, the exercise price of which is above the market price on the grant date; or

(3)	performance-vesting options or restricted stock, which vest (i) when the Company exceeds objectives with respect to specific performance metrics, such as return on invested capital, return on assets and/or return on equity, or any weighted mix of such metrics, or (ii) when the stock’s market price exceeds a specific target.

Proponent’s Supporting Statement

As a major shareholder of the Company, CalPERS supports compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. It is unclear how the Company presently uses performance-based parameters in awarding equity compensation and whether such parameters are indexed, “premium-priced” or tied to performance metrics.

CalPERS believes that the Company’s compensation policies are not appropriately linked to performance. For example, the Company provided substantial bonuses to top executives in 2002, a year in which the Company lost more than $246 million and during which the Company’s stock price depreciated by more than 34%. Additionally, the Company’s stock has lost over 60% of its market value over the last five years while its peer group, as measured by the S&P 500 IT Index, has only lost approximately 15% of its value. While the Company states that it bases bonuses on “corporate results and individual performance,” the Company has not disclosed the specific metrics used to justify such bonuses.

In CalPERS’ view, standard stock options give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett and Alan Greenspan, criticize standard options as inappropriately rewarding mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as “really a royalty on the passage of time” and favors using indexed options. CalPERS similarly believes that restricted stock bonuses that simply vest over time are also ineffective in motivating executives to excel.

Indexed options reward senior executives for outperforming their direct competitors and discourage repricing in the event of an industry downturn. Premium-priced options reward such executives for enhancement of overall shareholder value. Performance-vesting equity compensation ties compensation more closely to Company performance, as opposed to the stock market in general, and encourages senior executives to set and meet performance targets.

We urge shareholders to vote FOR this proposal.

Novell’s Response

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board and the Compensation Committee know that Novell’s success depends on the performance of its employees. We believe that the proposal is not advisable because it takes away the flexibility that Novell’s Compensation Committee needs to design stock option grants in a manner that it believes to be necessary to attract and retain the senior executives essential to maximize stockholder value and our future success. Furthermore, we believe that the proposal is unnecessary because Novell’s executive compensation program promotes the achievement of Novell’s performance objectives, which are not necessarily the same as the objectives that would be locked in by the proposal. The proposal is also problematic in that it identifies “indexed” stock options as appropriate performance-based equity compensation, but such stock options raise unfavorable accounting issues. Finally, the proposal indicates that the proponent is dissatisfied with the level of disclosure of our performance metrics, but to disclose more information would be to reveal sensitive information about Novell’s internal goals and objectives. Novell’s current disclosure is consistent with the SEC’s rules.

Our compensation and equity incentive program for senior executives is structured to be competitive within the high technology industry. The Board and the Compensation Committee believe that the proposal is inconsistent with the compensation practices followed by the vast majority of the companies with which Novell competes for talent. By compelling Novell to adopt the stock option policy described in the proposal, Novell could be placed at a substantial disadvantage in attracting and retaining highly qualified personnel. Therefore, we believe that the proposal could be contrary to the interests of the stockholders.

As set forth in more detail in the Report of the Compensation Committee on page 28 of this proxy statement, our total compensation and equity incentive program includes: salary, which is based on individual competencies and skills; bonus, which is based upon corporate results and individual performance; and stock options, which are awarded based on individual competencies and benchmark survey data, and are designed to align our senior executives’ interests with those of our stockholders. This compensation program is designed to focus our employees on Novell’s long-term success, as well as the achievement of shorter-term goals. While the proponent claims that the bonuses awarded to top executives in 2002 evidence a failure of our compensation program to be linked to performance, the proponent fails to appreciate the fact that 2002 was a year of significant change for Novell, a year in which the Board of Directors had asked a new management team to restructure the company and execute on a new business plan. This management team accomplished all of the objectives that the Board had set before them and more. Had the proposal been Novell’s policy at that time, the Compensation Committee believes that it could not have adequately compensated the management team for a job well done. Accordingly, the proposal would limit the ability of the Compensation Committee to incentivize management in ways that would be best for stockholders.

Stock options granted at fair market value of the stock at the date of the grant are inherently performance-based because the holder of stock options receives no benefit unless Novell’s stock price rises after the date of the stock option grant. As administered by the Compensation Committee, stock option exercise prices are equal to 100% of fair market value, defined in our plans to be the closing sales price of Novell shares on the day prior to the date of the grant. As such, our stock option plans provide incentives for future performance by basing the value of the award on the future success of Novell rather than making the award instantly valuable. Additionally, our grants of stock options traditionally are subject to a vesting period. Therefore, awards of stock options not only enforce the desire for the future success of Novell, but assure the employee’s long-term commitment to us. Our annual stock option grant practices also provide employees with an incentive for superior individual performance by linking the amount of stock options granted to the evaluation of each individual’s performance. Rather than rewarding an individual merely for the performance of the stock market, the industry peer group, or Novell in relation to such a group, our stock option policy rewards employees for their specific and individual performance.

The identification within the proposal of indexed options as appropriate performance-based equity compensation raises serious financial and accounting issues. Indexed options result in option exercise prices that vary widely over time in accordance with the performance of our stock price relative to our peer group, requiring elaborate and burdensome calculations each quarterly financial reporting period. The volatility of Novell’s historical stock price, coupled with the volatility of the stock prices of companies in our peer group, further diminishes the usefulness of indexed options as a compensation tool. Use of indexed options results in variable accounting treatment under GAAP, potentially requiring quarterly charges and credits to earnings. Thus, regardless of the merits of indexed options from a compensation or philosophical standpoint, current accounting rules make it financially burdensome and administratively difficult to award them.

Since Novell already has in place a compensation program that is performance-based in nature and structured with objective performance criteria, the Board and the Compensation Committee believe that the proposed alteration to the existing compensation structure is not beneficial to employees or stockholders. Additionally, the Committee’s report contained in our proxy statement already describes this performance-based compensation program as required by the SEC’s disclosure rules. Disclosure of the specific target levels upon which executive officers’ compensation is based is not required by those rules, and, for competitive reasons, the Company has determined not to disclose such target levels.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present and entitled to vote on this proposal will be required for its approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL: RESTRICTION OF ACTIVITIES OF INDEPENDENT AUDITORS

The following proposal was submitted to Novell by the United Brotherhood of Carpenters Pension Fund, which informed us is the owner of approximately 6,200 shares of our common stock, and is included verbatim in this proxy statement in compliance with SEC rules and regulations.

Proponent’s Proposal

Resolved, that the shareholders of Novell Inc. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Proponent’s Supporting Statement

The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

Our resolution presents a straightforward and effective response: The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

Novell’s Response

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Novell’s Board, Audit Committee, and management respect the important role that auditor independence plays in ensuring the integrity of Novell’s financial statements, protecting the interests of stockholders, and building confidence in our accounting and financial reporting system. For that reason, the Audit Committee is active in monitoring and maintaining the independence of our independent auditors, currently Ernst & Young LLP. The Board, the Audit Committee, and management believe that implementation of the stockholder’s proposal would be inconsistent with, and unnecessary in light of, recently enacted federal legislation and the comprehensive new rules adopted by the SEC regarding auditor independence. Furthermore, the Board, the Audit Committee, and management believe that, if implemented, this proposal would prevent the Audit Committee from exercising its appropriate business judgment and would not be consistent with the interests of its stockholders.

In enacting the Sarbanes-Oxley Act of 2002 (the “SOA”) and adopting the rules and regulations promulgated thereunder, the Congress and the SEC specifically determined not to prohibit the provision of all non-audit services by the independent auditors. Rather, they determined to prohibit the provision of only certain identified non-audit services and to require companies’ audit committees to evaluate in advance whether to approve the retention of the independent auditors to provide services that are not prohibited. Implementation of the stockholder’s proposal, accordingly, would be inconsistent with the judgment of the Congress and the SEC that a blanket prohibition of tax and other non-audit services was not appropriate.

Implementation of the proposal would also be unnecessary in light of the safeguards to promote auditor independence that the SOA and the rules adopted thereunder establish and the continuing requirement on independent auditors to maintain their independence. The new safeguards include the prohibition of specifically identified non-audit services and the requirement for pre-approval by the audit committee of the retention of the independent auditors to provide services. The audit committee pre-approval requirement ensures a thorough consideration by Novell’s Audit Committee of the impact on auditor independence of each proposed non-audit service. That evaluation takes into account the principles that the Congress and the SEC articulated as critical to maintenance of auditor independence, that is, that the auditors not audit their own work, not function as employees or as a part of management, not act as advocates for or promoters of Novell and not have a mutuality of interest with Novell. In addition, the Audit Committee takes into account the relationship between the audit and audit-related services performed by Ernst & Young, on the one hand, and the tax and other non-audit services performed by Ernst & Young, on the other hand.

The Audit Committee shares the proponent’s concern that Novell’s independent auditor should not perform any more “tax” and “non-audit” work than necessary, and has recently resolved to severely limit the amount of “tax” work that is performed by the independent auditor. However, the Audit Committee does not believe that is should be forbidden in all cases from engaging Ernst & Young to perform “tax” services. The determination whether to retain Ernst & Young to provide tax and other non-audit services requires the Audit Committee to exercise sound business judgment, which should not be constrained. The pre-approval requirement established by the SEC ensures careful exercise of that judgment. In evaluating the engagement of the independent auditors to provide tax services, the Audit Committee takes into account, among other things, the long-standing view of the SEC that “tax services traditionally have been viewed as closely related to audit services and as not being in conflict with an auditor’s independence.” In considering other non-audit services, the Audit Committee considers whether the provision of those services by Ernst & Young would be in the interests of stockholders because of the nature of the service and the incremental costs of obtaining the service from another entity.

Novell’s Board, Audit Committee, and management believe that, if the Audit Committee’s discretion to retain its independent auditors to provide tax and other non-audit services were eliminated, the Audit Committee’s ability to serve Novell’s stockholders would be severely limited because the Audit Committee would be prohibited from making decisions that might be in the best interests of the stockholders. The Board, the Audit Committee and management believe that the selection of Ernst & Young to perform certain tax and other non-audit functions in the past has resulted in significant cost savings and higher quality service to Novell than if Novell had retained other service providers because of the particular expertise of Ernst & Young, coupled with its knowledge of our management and financial systems. Therefore, the Board, the Audit Committee, and management believe that it may be appropriate to use Ernst & Young to provide similar services in the future.

Accordingly, implementation of the proposal could result in the need for Novell to incur higher fees than those it has paid Ernst & Young for services that Ernst & Young can provide without adversely affecting its independence. In addition, Novell would forego the institutional knowledge and economies of scale that Ernst & Young can provide without adversely affecting its independence. Finally, implementation of the stockholder’s proposal could result in the need for Novell to obtain services from providers that cannot provide the same quality of service as that which Ernst & Young has been providing. These consequences would not be in the best interests of Novell’s stockholders.

The members of our Audit Committee take their responsibility of preserving auditor independence very seriously. Novell’s Board, Audit Committee, and management believe that this proposal is inconsistent with, and unnecessary as a result of, the more stringent auditor independence provisions of the SOA and related SEC rules. The independence of Novell’s independent auditors as well as investors’ confidence in the integrity of Novell’s financial statements will be preserved under those provisions and the Audit Committee’s exercise of its business judgment with respect to the retention of the independent auditors to provide tax and other non-audit services.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present and entitled to vote on this proposal will be required for its approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows, for the last three fiscal years, compensation paid to Novell’s Chief Executive Officer and the four other most highly compensated executive officers during fiscal 2003 (based on salary and bonus) serving at fiscal year end. The table also lists one other former executive officer who would have been included had he still been an executive officer of Novell at the end of fiscal 2003. We refer to all of these officers and the former officer as the “Named Executive Officers.”

		Annual Compensation(1)						Long-Term Compensation Award
Name and Principal Position(2)	Year	Salary ($)		Bonus ($)(3)		Other Annual Compensation ($)(4)		Restricted Stock Awards ($)(5)		Securities Underlying Options (#)	All Other Compensation ($)(6)
Jack L. Messman Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$ $ $	950,037 950,031 258,839	$ $ $	— 970,000 200,000	$ $ $	66,776 4,469 38,100	$	— — 3,521,638	980,000 550,000 2,423,045	$ $ $	86,230 44,220 313

Alan J. Friedman Senior Vice President, People	2003 2002 2001	$ $ $	340,289 340,286 103,500	$ $ $	— 220,000 51,000	$ $	397 333 —	$	— — 246,000	123,000 100,000 200,000	$ $ $	19,402 1,080 337

Joseph A. LaSala, Jr. Senior Vice President, General Counsel and Secretary	2003 2002 2001	$ $ $	340,014 340,012 98,562	$ $ $	— 220,000 51,000	$ $	3,645 3,622 —	$	— — 246,000	123,000 100,000 200,000	$ $ $	18,189 16,118 711

Christopher Stone Vice Chairman, Office of the CEO	2003 2002	$ $	600,024 400,007	$ $	— 665,000		$402 —	$	— 798,000	315,000 600,000	$ $	8,000 8,000

Gerard Van Kemmel (7) President, Novell EMEA	2003 2002 2001	$ $ $	716,350 675,932 172,310	$ $ $	— 510,000 56,650		— — —	$	— — 615,000	225,000 200,000 400,000	$ $ $	5,060 4,620 1,407

H. Carvel Moore Former President, Novell Americas	2003 2002 2001	$ $ $	356,321 505,325 153,698	$ $ $	— 400,000 50,500	$ $	3,067 3,251 —	$	— — 246,000	225,000 200,000 200,000	$ $ $	215,541 9,240 393

(1)	Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

(2)	Messrs. Messman, Friedman, LaSala, Van Kemmel and Moore joined Novell in July 2001 in connection with the acquisition of Cambridge. Mr. Stone became an executive officer on March 1, 2002. Mr. Moore resigned from Novell effective July 14, 2003.

(3)	Cash bonuses for services rendered in fiscal 2003, 2002 and 2001 have been listed in the year earned, although most bonuses were paid after the end of the applicable fiscal year.

(4)	No Named Executive Officer received perquisites in an amount greater than the lesser of (i) $50,000 or (ii) 10% of such Named Executive Officer’s total salary plus bonus, except for Mr. Messman in 2003. All amounts listed represent reimbursement for the payment of taxes, except for Mr. Messman. Amounts for Mr. Messman in 2003 reflect personal use of Novell’s corporate aircraft that was valued at $41,079 and imputed interest income in the amount of $11,929. In 2001, Mr. Messman received payments of $38,100 in connection with his services while serving as a non-employee director of Novell.

(5)

Restricted common stock awards are valued at the fair market value (as defined in Novell’s stock plans) on the date of grant less the purchase price. Holders of such awards have the right to vote the shares and to receive cash dividends, if any. Any stock dividends that may be received will have the same vesting restrictions as the shares. As of the end of fiscal 2003, the Named Executive Officers had the following unvested shares and values: Mr. Messman, 174,654 shares with a value of $1,025,219; Mr. Friedman, 15,000 shares with a value of $88,050; Mr. LaSala, 15,000 shares with a value of $88,050; Mr. Stone, 180,000 shares with a value of $1,056,600; and Mr. Van Kemmel, 37,500 shares with a value of $220,125. In the aggregate, Mr. Messman’s restricted stock vested 41.9% on the first annual anniversary of the grant date, 9.3% on the 18-month anniversary of the grant date, 24.4% on the second annual anniversary of the grant date and will vest another 24.4% on the third annual anniversary of the grant date. The grants to Messrs. Friedman, LaSala and Van Kemmel and Moore vested 40% and 30% on the first and second annual anniversaries of the grant date, respectively, and will vest another 30% on the third annual anniversary of the grant date. The grant to Mr. Stone vested 10% on the first annual anniversary of the grant date, and will vest another 10% and 80% on the second and third annual anniversaries of the grant date, respectively. The vesting of Mr. Moore’s restricted stock was accelerated by one year in connection with his resignation from Novell in accordance with Novell’s Senior Management Severance Plan that was in effect at the time, such that his restricted stock fully vested on July 14, 2003.

(6)	The stated amounts for all Named Executive Officers are Novell’s matching contributions to the Novell, Inc. 401(k) Retirement and Savings Plan and the Deferred Compensation Plan, except that the following amounts reflect the dollar value of the benefit related to life insurance: Mr. Messman: $313, $4,220 and $4,620 in 2001, 2002 and 2003, respectively; Mr. Friedman: $337, $1,080 and $1,170 in 2001, 2002 and 2003, respectively; Mr. LaSala: $440, $1,400 and $1,480 in 2001, 2002 and 2003, respectively; Mr. Van Kemmel: $1,407 and $4,620 and $5,060 in 2001, 2002 and 2003, respectively; and Mr. Moore: $393 and $1,240 in 2001 and 2002, respectively. Messrs. Messman, Friedman, LaSala, Van Kemmel and Moore have collaterally assigned these life insurance policies to Novell to secure the repayment to Novell of up to the entire amount of the premiums paid by Novell pursuant to these policies. These payments are in respect of split-dollar insurance arrangements that were entered into prior to the adoption of the SOA, and no new arrangements have been entered into since the adoption of the SOA. Additionally, $207,541 of the amount listed for Mr. Moore for 2003 was paid in connection with Mr. Moore’s resignation from Novell.

(7)	Salary amounts for Mr. Van Kemmel for 2002 reflect a payment of $90,147 to compensate Mr. Van Kemmel for amounts that should have been received in 2001.

Stock Option Grants in Fiscal Year 2003

This table shows stock option grants during fiscal 2003 to the Named Executive Officers. We have not granted any stock appreciation rights to the Named Executive Officers.

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted (#)(2)	% of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Jack L. Messman	980,000	13.6%	$3.06	12/16/2010	$1,431,793	$3,429,394
Alan J. Friedman	123,000	1.7%	$3.06	12/16/2010	$179,705	$430,424
Joseph A. LaSala, Jr.	123,000	1.7%	$3.06	12/16/2010	$179,705	$430,424
Christopher Stone	315,000	4.4%	$3.06	12/16/2010	$460,219	$1,102,305
Gerard Van Kemmel	225,000	3.1%	$3.06	12/16/2010	$328,728	$787,361
H. Carvel Moore	225,000	3.1%	$3.06	12/16/2010	$328,728	$787,361

(1)	Potential realizable value assumes the price of our common stock will appreciate at the annual rates shown. These rates are compounded annually from the date of grant until the end of the term of the option. The potential realizable value is:

•	the potential stock price per share at the end of the term based on the 5% and 10% assumed appreciation rates

•	less the exercise price per share

•	times the number of shares subject to the option

These numbers are calculated based on the requirements of the SEC and do not reflect Novell’s estimate of future common stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on, among other things, the timing of such exercise and the future performance of Novell’s common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(2)	All options shown in the table have exercise prices equal to the fair market value of our common stock on date of grant and have the terms indicated. In the event of a change in control, except as otherwise determined by the Board of Directors prior to the occurrence of such change in control, all options shall become fully exercisable and vested and shall be terminated in exchange for a net cash payment. In the event of a merger of Novell or the sale of substantially all of the assets of Novell that does not constitute a change in control, the acquiring company shall assume the unvested options. The Board of Directors can accelerate unvested options if the acquiring company does not assume the options. The plans provide for various methods of exercise. Novell currently allows for cash, cashier’s check or cashless exercise. Each option becomes vested and exercisable with respect to 25% of the shares of common stock subject to the option on the first annual anniversary of the date of grant, and an additional 2.0833% on each succeeding monthly anniversary of the date of grant. All options become exercisable in full on the fourth annual anniversary of the date of grant. The vesting of Mr. Moore’s options was accelerated by one year in connection with his resignation from Novell.

(3)	Options to purchase a total of approximately 7,207,415 shares were granted to employees in fiscal 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows information regarding shares acquired and value realized upon exercise of stock options by the Named Executive Officers during fiscal 2003 and the number and value of options held at the end of fiscal 2003 by the Named Executive Officers.

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the- Money Options at Fiscal Year End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jack L. Messman	—	—	2,052,161	2,065,884	$1,602,543	$3,655,145
Alan J. Friedman	—	—	206,250	216,750	$223,000	$486,630
Joseph A. LaSala, Jr.	—	—	206,250	216,750	$223,000	$486,630
Christopher Stone	—	—	237,500	677,500	$422,750	$1,530,400
Gerard Van Kemmel	—	—	412,500	412,500	$446,000	$914,250
H. Carvel Moore	120,000	$204,400	289,375	—	$445,194	—

(1)	Value realized on exercise and value of unexercised in-the-money options is:

•	the fair market value of Novell’s common stock at fiscal 2003 year end ($5.87 per share)

•	less the option exercise price per share

•	times the number of shares subject to the options.

Equity Compensation Plan Information

The following table provides information regarding the aggregate number of Novell common stock to be issued under all of our stock option and equity-based plans upon exercise of outstanding options, warrants and other rights and their weighted-average exercise price as of October 31, 2003. Material features of the 2000 Nonqualified Stock Option Plan and the Novell/SilverStream 2001 Stock Option Plan, which plans were not approved by stockholders, are described in Note M to the Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended October 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	33,696,550	$5.30	48,856,005
Equity compensation plans not approved by security holders	8,178,114	$4.83	19,870,662

Total	41,874,664	$5.21	68,726,667

Additional Executive Officer

Information pertaining to Novell’s executive officers was included in our Annual Report on Form 10-K filed with the SEC on January 29, 2004. On February 2, 2004, Novell announced the assumption by Gerard Van Kemmel of the newly-created role of Chairman, Novell EMEA. At the same time, we announced the appointment of Richard Seibt to the position of President, Novell EMEA. Richard Seibt joined Novell in January 2004 in connection with our acquisition of SUSE LINUX AG (“SUSE”), and became President, Novell EMEA in February 2004. Prior to joining SUSE, Mr. Seibt served as Executive Board Member of United Internet AG, an internet service provider, from September 1998 to December 2002. Prior to that, Mr. Seibt served in a number of positions with International Business Machines Corporation, most recently serving as General Manager of the OS/2 Business Unit, Vice President Software Sales and Marketing North America and Managing Director IBM Germany.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Mr. Messman entered into an employment agreement with Novell upon becoming Chief Executive Officer and President. The agreement currently provides for an annual base salary of $950,000. Mr. Messman is eligible to participate in Novell’s Executive Incentive Program with an annual target bonus of 100% of his base salary if performance goals are met, and such additional bonus compensation as is specified by the Board of Directors if the performance goals are exceeded. Upon his initial employment, Mr. Messman received options to purchase a total of 2,408,045 shares of Novell’s common stock and the right to purchase 715,780 shares of restricted common stock for a purchase price of $.10 per share. The shares of restricted common stock vest as follows: 299,672 shares vested on July 12, 2002, an additional 66,800 shares vested on January 12, 2003, an additional 174,654 shares vested on July 12, 2003, and the remaining 174,654 shares will vest on July 12, 2004. Pursuant to the employment agreement, Mr. Messman is entitled to receive employee benefits made available to other employees and officers of Novell and their eligible dependents. Novell also maintains long-term disability insurance, short-term disability insurance, term life insurance coverage, accidental death and dismemberment coverage, and business travel accident insurance for the benefit of Mr. Messman.

Mr. Stone has an employment agreement with Novell that provides for his employment as Vice Chairman, Office of the CEO. The agreement currently provides for an annual base salary of $600,000. Mr. Stone is eligible to participate in Novell’s Executive Incentive Program with an annual target bonus of 100% of his base salary if performance goals are met, half of which was guaranteed in the first year. Pursuant to the employment agreement, Mr. Stone was paid a signing bonus of $350,000, received an option to purchase 600,000 shares of common stock and was sold 200,000 shares of restricted common stock at a purchase price of $.10 per share. Mr. Stone’s restricted common stock vests 10% on each of the first and second annual anniversaries of the grant date, and 80% on the third annual anniversary of the grant date. Pursuant to the employment agreement, Mr. Stone is entitled to receive employee benefits made available to other employees and officers of Novell and their eligible dependents.

Mr. Van Kemmel has an employment agreement with Novell that currently provides for an annual base salary of €456,463. Mr. Van Kemmel is eligible for an annual performance bonus of up to €427,934. Pursuant to the agreement, Novell also provides Mr. Van Kemmel with up to €114,116 for a car allowance, a daily cash allowance for each day spent working outside of France, such amount of vacation as may be agreed upon, and customary pension, benefit and insurance plans.

Each of the Named Executive Officers except for Mr. Moore is a party to severance agreements with us. Generally, in the event of involuntary termination of an executive’s employment without a change in control, the severance agreements will provide the following benefits: (i) payment by Novell of a multiple of the executive’s base salary; (ii) a prorated bonus for the year of termination; (iii) twelve months of continued health and dental coverage; (iv) accelerated vesting of that portion of the executive’s outstanding stock options, if any, that would have vested within the one year period following the date of executive’s termination; (v) accelerated vesting of the portion of the executive’s outstanding restricted common stock, if any, that would have vested within the one year period from the date of executive’s termination; and (vi) reimbursement for outplacement benefits that are actually provided, not to exceed 20% of the executive’s base salary. Under the terms of his severance agreement, Mr. Van Kemmel has the right to request payment of severance benefits as a result of his new role with us. The multiples referred to in (i) for the Named Executive Officers are as follows: Mr. Messman—two times; Messrs. Friedman, LaSala, Stone, and Van Kemmel—one and one half times. Additionally, Mr. Messman would also receive an amount equal to two times his target bonus.

The severance agreements also provide that in the event of an involuntary termination in connection with a change in control of Novell, the executive will receive the following benefits: (i) payment by Novell of a multiple of the executive’s base salary, as well as a multiple of the executive’s target bonus; (ii) a prorated bonus for the year of termination; (iii) a certain number of months of continued health and dental coverage; (iv) a lump sum cash payment of what Novell would have paid as matching contributions under the Novell 401(k) plan for a certain number of months after the executive’s termination date; (v) a lump sum cash payment of what Novell would have paid as premiums under the executive’s split-dollar life insurance policy, if any, for a certain number of months after the executive’s termination date; (vi) payment of certain legal fees; (vii) outstanding restricted common stock, if any, and other equity rights, if any, will become fully vested; (viii) outstanding stock options, if any, will become fully vested; (ix) a lump sum payment equal to 20% of the executive’s base salary which may be used to cover the costs of outplacement assistance; and (x) if the payments provided to the executive exceed the amount that triggers the excise tax under section 4999 of the Tax Code by more than 10%, the payments will be grossed-up. The multiples and total number of months for health and dental insurance coverage, 401(k) plan matching contributions and life insurance premiums for each Named Executive Officer are as follows: Mr. Messman—three times and 36 months; Mr. Stone—two and one half times and 30 months; and Messrs. Friedman, LaSala and Van Kemmel—two times and 24 months. Mr. Messman also has the right to terminate his employment for any reason during the 30-day period after the first anniversary of a change in control and receive these benefits. Additionally, all of the severance agreements contain non-competition and non-solicitation provisions.

Director Compensation

The primary goal of our director compensation program is to support the achievement of Novell’s performance objectives and to attract and retain highly qualified directors. Compensation of Novell’s non-employee directors is as follows:

•	the annual retainer for membership on the Board of Directors is $50,000;

•	the annual retainer for service as a committee chairperson is $5,000;

•	fees for attendance at meetings of the Board of Directors are $1,500;

•	fees for attendance at committee meetings of the Board of Directors are $1,500; and

•	stock option grants as described below.

Our non-employee directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors and its Committees.

Non-employee directors may elect to have all or a portion of their annual board retainer deferred through the purchase of common stock equivalents (“CSE’s”) and designate what date in the future such CSE’s will be paid out in shares of Novell common stock.

Subject to the vesting provisions described below, the annual board retainer payable to any non-employee director who elects to defer all or a portion of his annual board retainer shall be increased by an amount (such amount to be referred to as the “Match”) of up to 25% of such portion of the annual board retainer that is deferred through the purchase of CSE’s, provided that the Match shall be used solely to purchase additional CSE’s. The exact percentage of the Match shall be determined by the Compensation Committee. For the upcoming year, the Compensation Committee has determined that the match will be 25%. The CSE’s purchased with Match funds shall be credited to a separate bookkeeping account from the CSE’s purchased with the base annual board retainer. In the event that any non-employee director ceases to serve as a member of Novell’s Board of Directors prior to the third anniversary of such director’s purchase of any CSE’s with any given Match, all CSE’s purchased with each such Match shall be forfeited and such director shall no longer have any rights with respect to such Match or such CSE’s.

Each non-employee director who joins the Board of Directors will be granted options to purchase an aggregate of 50,000 shares of common stock, vesting 25% annually over four years. In addition, each non-employee director will receive an annual grant of an option to purchase an aggregate of 25,000 shares of common stock, vesting 50% annually over two years. Options will be granted either automatically pursuant to Novell’s Stock Option Plan for Non-Employee Directors (the “Director Plan”) or by the Compensation Committee pursuant to Novell’s 2000 Stock Plan. All options are non-statutory options, have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of eight or ten years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee director if within one year of such change in control the non-employee director ceases for any reason to be a member of the Board of Directors. Upon retirement from the Board of Directors after the age 73, options granted under the Director Plan and the 2000 Stock Plan become fully vested and the director has one year in which to exercise. Under the 2000 Stock Plan, in the event of a change in control, the outstanding options may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the options will fully vest and become fully exercisable.

In May 2003, Messrs. Aiello, Corrado, Nolan, Plaskett, Poduska, and Robinson were each granted options to purchase 25,000 shares of common stock with an exercise price of $2.75 per share per the annual grant to incumbent directors. In June 2003, Messrs. Crandall and Mackie were each granted options to purchase 50,000 shares of common stock with an exercise price of $3.34 in connection with their initial appointment to the Board of Directors. In June 2003, Messrs. Aiello, Corrado, Nolan, Plaskett, Poduska and Robinson were each granted supplemental options to purchase 20,000 shares of common stock with an exercise price of $3.34 per share. In June 2003, Messrs. Crandall and Mackie were each granted supplemental options to purchase a 25,000 shares of common stock with an exercise price of $3.52 per share. In December 2003, Ms. Malone and Ms. Brittain White were each granted options to purchase 50,000 shares of common stock with an exercise price of $9.62 in connection with their initial appointment to the Board of Directors.

Novell had a Directors’ Charitable Award Program (the “Charitable Program”) for which all members of the Board of Directors were eligible, subject to vesting requirements. The Board of Directors has terminated the Charitable Program with respect to all persons joining our Board after January 7, 2003, but will keep the program in place with respect to those persons who were directors on or prior to January 7, 2003. The Charitable Program is funded by life insurance policies purchased by Novell, which provide for a $1,000,000 death benefit to participating directors. Upon the death of a participating director, Novell will donate the proceeds of the $1,000,000 death benefit (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to Novell. The aggregate cost to Novell of the life insurance premiums paid during fiscal 2003 to fund the Charitable Program was $127,054.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Philosophy

Our philosophy for the total compensation and equity incentive package of the Chief Executive Officer and the members of our executive team, who include the Named Executive Officers (collectively, the “Executives”), is to promote the achievement of Novell’s performance objectives, ensure that Executives’ interests are aligned with stockholders in promoting the success of Novell, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and to compensate Executives in line with the practices of the high technology industry. Also, our philosophy is that the compensation and equity incentives of each Executive should be significantly influenced by the Executive’s performance. Accordingly, a significant percentage of the total compensation and equity incentive package of each Executive is contingent upon individual performance.

In general, our total compensation and equity incentive system includes salary, which is based on individual competencies and skills; bonus, which is based upon corporate results and individual performance; and stock options, which are awarded based on ability to create stockholder value.

Our compensation and equity incentive program for Executives is structured to be competitive within the high technology industry. The Compensation Committee, working with independent outside consulting firms and with the assistance of Novell’s compensation department, reviews executive total compensation data from nationally recognized surveys of a group of comparable companies selected on the basis of similarity in revenue level, industry segment or employment market conditions to those of Novell. The comparator group includes information from a group of companies that we believe would be included in the industry index used in Novell’s performance graph if they were all traded on Nasdaq.

Executive Base Salaries

The base salaries for the Executives are targeted at competitive market levels for their respective positions, levels of responsibility and their knowledge and experience. In December 2003, the Compensation Committee reviewed the base salary of each of the Executives and compared the salaries to compensation survey data for the high technology industry. Based on the survey information, the Compensation Committee determined that no base salary increases were necessary.

Executive Incentive Program

In early 2002, the Compensation Committee restructured the Executive Incentive Program to provide for annual bonuses rather than quarterly bonuses. At either their time of hire, or as a result of a promotion, each Executive is assigned a target bonus percentage of their base salary that is both internally equitable and externally aligned to bonus targets according to data from Novell’s comparator firms. The aggregate dollar amount of the target bonus payment that all Executives are eligible to receive is referred to as the “pool.” The actual funding of the pool may be adjusted up or down based on Novell’s achievement of revenue and operating profit targets and the board’s overall review. The specific bonus amounts to be paid to each executive are then determined by the Compensation Committee based on personal performance.

The revenue and operating profit targets for fiscal 2003 were approved by the Compensation Committee in early 2003. The Compensation Committee, with Mr. Messman, reviewed the performance of each of the Executives during fiscal 2003. The Compensation Committee determined that the revenue and operating profit targets had not been achieved, and so no bonuses were paid out under the Executive Incentive Program for fiscal 2003.

Stock Option and Restricted Common Stock Grants

Grants under Novell’s stock plans are designed to further reinforce the link between executive performance and stockholder return, to provide additional incentives to Executives that are tied to growth of stock price over time and to encourage continued employment with Novell. Stock option grants are based upon industry survey data and individual performance. Restricted common stock grants historically have been granted based upon direct negotiations with the Executives at their time of hire. Going forward, it is our goal that restricted common stock grants will be also based upon industry survey data and individual performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of Novell’s stock on the date of grant. Restricted common stock grants, which allow Executives to purchase shares at a nominal cost, generally vest over a three-year period. In December 2003, the Compensation Committee approved stock option awards to all Executives to purchase shares of Novell’s common stock based upon executive performance and industry competitive long-term incentive guidelines.

Total Compensation of Chief Executive Officer

In December 2003, the Compensation Committee reviewed Mr. Messman’s base salary in light of Mr. Messman’s responsibilities as Chief Executive Officer and President and compared this to survey data for the high technology industry. The Committee determined that Mr. Messman’s current base salary continued to be competitive. The Committee then performed an evaluation of Mr. Messman’s performance during fiscal 2003, taking into account Novell’s overall financial performance, Mr. Messman’s specific business achievements over the last year and progress that had been made with respect to certain company initiatives. Based on survey data for the technology industry and Mr. Messman’s performance during fiscal 2003, the Committee decided to award Mr. Messman an option to purchase 848,500 shares of Novell’s common stock. Pursuant to the Executive Incentive Program, based on the fact that Novell had not met revenue and operating profit targets, the Compensation Committee determined that Mr. Messman would not receive a bonus.

Qualifying Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers’ compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). Non-performance based compensation of some of those officers exceeded $1,000,000 in fiscal 2001, 2002 and 2003 and is expected to exceed $1,000,000 in 2004. Accordingly, a portion of the compensation to these individuals was not, and would not be, deductible by Novell. Our policy is, to the extent reasonable, to qualify its executive officers’ compensation for deductibility under Section 162(m) and other applicable tax laws. However, we believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction.

Respectfully submitted.

John W. Poduska, Sr., Chairperson

Richard L. Nolan

Thomas G. Plaskett (since December 1, 2002)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of Novell’s financial reporting process. The Audit Committee also has sole authority to appoint, retain, fix the compensation of and oversee the work of Novell’s independent auditors. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. Novell’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee has reviewed Novell’s audited financial statements for fiscal 2003 and met and held discussions with the independent auditors and management regarding the audited financial statements. Management has represented to the Audit Committee that Novell’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Ernst & Young LLP, Novell’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of Novell’s accounting principles.

Novell’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with the independent auditors the auditors’ independence from management and Novell. The Audit Committee has also considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s meetings and discussions with management and the independent auditors, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Novell’s Annual Report on Form 10-K for the year ended October 31, 2003 filed with the SEC.

Respectfully submitted,

Fred Corrado, Chairperson

Albert Aiello

Richard Crandall

Wayne Mackie

Kathy Brittain White (since December 16, 2003)

INFORMATION ABOUT OUR INDEPENDENT AUDITORS

Ernst & Young, or its predecessors, have audited Novell’s consolidated financial statements since 1987. As our independent auditors, Ernst & Young will audit our consolidated financial statements for fiscal 2004 and perform audit-related services and consultation in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services that are permitted under the Sarbanes-Oxley Act and related rules of the SEC for Novell. The Audit Committee has determined that the provision of the audit-related and permitted non-audit services provided by Ernst & Young is compatible with maintaining Ernst & Young’s independence pursuant to the auditor independence rules of the SEC.

Ernst & Young will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

Fees Billed to Novell by Ernst & Young During Fiscal 2003

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Novell’s annual financial statements and review of the interim financial statements included in Novell’s Forms 10-Q, including services related thereto were $2,320,000 for the fiscal year ended October 31, 2003 and $2,431,000 for the fiscal year ended October 31, 2002.

Audit-Related Fees

The aggregate fees billed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of Novell’s financial statements and are not reported as “Audit Fees,” including due diligence related to mergers and acquisitions, audits of acquired businesses, assistance with Section 404 internal control reporting requirements, and consultations concerning financial accounting and reporting matters not classified as audit, were $115,000 for the fiscal year ended October 31, 2003. There were no such fees for the fiscal year ended October 31, 2002.

Tax Fees

The aggregate fees billed by Ernst & Young for professional services rendered for tax compliance, tax advice and tax planning were $1,186,000 for the fiscal year ended October 31, 2003 and $1,002,000 for the fiscal year ended October 31, 2002. The services comprising the fees reported as “Tax Fees” included tax return preparation in various foreign jurisdictions, consultation regarding various tax issues, support provided to management in connection with income and other tax audits, services relating to transfer pricing analysis, and tax services for expatriate employees.

All Other Fees

The aggregate fees billed by Ernst & Young for products and services other than those described above were $1,332,000 for the fiscal year ended October 31, 2003 and $2,198,000 for the fiscal year ended October 31, 2002. The services comprising the fees reported as “All Other Fees” included revenue assurance audits of licenses and internal audit services before such services were prohibited.

Pre-approval Policies and Procedures

All audit and non-audit services to be performed by Novell’s Independent Auditor must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reported to the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent auditor provides to the Audit Committee a schedule of the audit and other services that the independent auditor expects to provide or may provide during the next twelve months. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next twelve months.

A schedule of additional services proposed to be provided by the independent auditor, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as Audit-Related, Tax and All Other, none were billed pursuant to these provisions in fiscal 2003 without pre-approval. Pre-approval requirements under applicable rules and regulations were not in place during fiscal 2002.

PERFORMANCE GRAPH

The following graph compares the performance of Novell’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and an industry index over the past five fiscal years starting from November 1, 1998. The graphs assume that $100 was invested on November 1, 1998 in Novell’s common stock, the S&P 500 Index and the industry index, and that all dividends were reinvested.

Novell’s industry index is The Nasdaq Computer & Data Processing Services Index, which is composed of all Nasdaq companies with an SIC Code of 737. A list of the companies included in this index will be furnished by Novell to any stockholder upon written request of the Corporate Secretary.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG NOVELL, INC., THE S&P 500 INDEX

AND THE NASDAQ COMPUTER & DATA PROCESSING SERVICES INDEX

Copyright ©2004, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

Company/Index Name	Base Period 1998	Indexed/Cumulative Returns Fiscal Year
		1999	2000	2001	2002	2003
Novell, Inc.	$100	134.87	60.50	23.80	16.34	39.46
S&P 500 Index	$100	125.67	133.33	100.12	85.00	102.68
Nasdaq Computer & Data Processing Services Index	$100	187.77	200.72	91.45	74.77	95.73

CERTAIN TRANSACTIONS

During 2003, Novell received consulting services from J.D. Robinson Incorporated. The consulting agreement between Novell and J.D. Robinson Incorporated with respect to the provision of those services provides for us to make payments of $200,000 per year to J.D. Robinson Incorporated for these services. Mr. Robinson, a member of our Board of Directors, is Chairman and Chief Executive Officer and the sole stockholder of J.D. Robinson Incorporated.

Cambridge forwarded $94,886 in withholding taxes to federal and state tax authorities on December 31, 2000 in connection with vesting of restricted common stock in Cambridge owned by Mr. Messman. Through an oversight, these amounts were not withheld from Mr. Messman’s paycheck or otherwise paid by him even though information provided to him indicated the amounts had been withheld. Cambridge did not arrange with Mr. Messman for a repayment date or interest rate. When Novell acquired Cambridge in the summer of 2001, a receivable in this amount from Mr. Messman was transferred from Cambridge to Novell. Upon learning of this oversight, Mr. Messman repaid this amount and taxes on the imputed interest in January 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who beneficially own more than 10% of our common stock to send reports of their ownership of shares of common stock and changes in ownership to us and the SEC. Based on our records, we believe that during fiscal 2003 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

SEC rules and regulations generally require that proposals that stockholders desire to have included in a company’s proxy materials must be received by the corporate secretary of the company no later than 120 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was first mailed to stockholders. Accordingly, proposals that stockholders desire to have included in Novell’s proxy materials for the 2005 Annual Meeting of Stockholders of Novell must be received by the Secretary of Novell at its principal office (404 Wyman Street Waltham, MA 02451, Attention Corporate Secretary) no later than November 1, 2004 in order to be considered for possible inclusion in such proxy materials.

Novell’s bylaws contain an advance notice provision regarding stockholder proposals which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of Novell and received by the Secretary not later than 60 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was first mailed to stockholders. Accordingly, advance notice must be received by the Secretary of Novell at Novell’s principal executive offices no later than December 29, 2004 in order to be timely. Any proposal received after that date will not be permitted to be raised at the meeting.

ADDITIONAL INFORMATION

Annual Report

Novell’s Annual Report to Stockholders for the fiscal year ended October 31, 2003, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to Novell, is being mailed to stockholders of record as of the close of business on February 20, 2004, together with this proxy statement.

Annual Meeting Summary

Novell will provide a summary of the activities at the Annual Meeting to Stockholders, including the final vote on all proposals. The summary will be available on the Novell Investor Relations web site at www.novell.com/ir approximately one week after the Annual Meeting. Stockholders may also obtain a copy by calling (800) 317-3195.

OTHER MATTERS

Novell is not aware of any other business to be presented at the Annual Meeting. No stockholder advised Novell of the intent to present any business to the Annual Meeting prior to the January 17, 2004 deadline. Accordingly, no other stockholder business will be permitted to be raised at the Annual Meeting.

If matters other than those described herein should properly arise at the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph A. LaSala, Jr.

Senior Vice President,

General Counsel and Secretary

February 27, 2004

Waltham, Massachusetts

Appendix A

NOVELL, INC.

STATEMENT ON CORPORATE GOVERNANCE

The business of Novell, Inc. (the “Company”) is conducted by its employees, managers and officers, under the direction of the chief executive officer (the “CEO”) and the oversight of the Company’s Board of Directors (the “Board”), to enhance the long-term economic value of the Company for its stockholders. The Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. The Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, Novell communities, government officials and the public at large.

I.	Board Duties and Responsibilities

A.	Oversight

To accomplish its mission to assure that the long-term interests of the stockholders are being served, the Board must:

1.	ensure that the Company operates in a legal, ethical, and socially responsible manner;

2.	select, evaluate, and offer substantive advice and counsel to the CEO and work with the CEO to develop effective measurement systems that will evaluate and determine the Company’s degree of success in creating long-term economic value for its stockholders;

3.	review, approve, and monitor fundamental financial and business strategies and major corporate actions;

4.	oversee the Company’s capital structure and financial policies and practices;

5.	assess major risks facing the Company and reviewing options for their mitigation; and

6.	provide counsel and oversight on the selection, evaluation, development and compensation of senior management and provide critical and candid feedback on its successes and failures.

B.	Corporate Governance

The Board will annually review and, if it deems appropriate, approve changes to this statement on corporate governance that have been recommended to the Board by the Corporate Governance Committee.

C.	Committee Charters

The Board will annually review and, if it deems appropriate, approve changes to the Company’s Audit, Compensation, Corporate Governance and Information Technology Oversight Committee charters that have been recommended to the Board by such committees. The chairpersons of the various committees shall consult with the Corporate Governance Committee in coordinating the work assignments of the various committees.

D.	Evaluation and Education

The Board shall oversee the Corporate Governance Committee’s initiatives for the evaluation and education of the full Board, the committees of the Board and individual Board members.

E.	Company Visitation

Non-employee directors are encouraged to visit the Company and its subsidiaries at least once each year to familiarize himself/herself with the business of the Company and its subsidiaries. These visits should be pre-arranged with the CEO, and directors are requested to report to the full Board at the next Board meeting after any such visit.

F.	Assessing CEO Performance

The Board believes that the CEO’s performance should be evaluated annually. The Compensation Committee shall make a recommendation to the independent members of the Board as to (i) an evaluation of the CEO’s performance and (ii) the CEO’s compensation package, which may include salary, bonus, and long-term incentives such as stock and stock option awards. The independent members of the Board shall then evaluate the CEO’s performance and shall either approve the recommendation of the Compensation Committee regarding the CEO’s compensation package, or request that the Compensation Committee make a new recommendation based on the performance evaluation of the CEO by the independent members of the Board. The following areas shall be a part of the performance evaluation of the Compensation Committee and the independent members of the Board: (i) the creation of a Company vision and strategy; (ii) the execution of the vision and strategy; (iii) the development of sound long term and annual business plans in support of the approved strategy; (iv) maintenance of consistent values and exemplary conduct; and (v) the development, retention and motivation of an effective executive management team and succession plans for the executive management team. The annual assessment of the performance of the CEO will be discussed with the CEO in a manner to be determined by the chairpersons of the Compensation Committee and the Corporate Governance Committee.

G.	Succession Planning

The Board shall oversee the Compensation Committee initiatives for succession planning.

H.	Business Conduct and Ethics

The Board believes that, in order to maintain the highest ethical, legal and socially responsible conduct, the Company should maintain appropriate codes of business conduct and ethics applicable to directors and employees, including the CEO and the senior financial officers regarding: (i) conflicts of interest; (ii) corporate opportunities; (iii) confidentiality; (iv) fair dealing; (v) protection and proper use of Company assets; (vi) compliance with laws, rules and regulations; (vi) honest and ethical conduct; (vii) full, fair, accurate, timely and understandable disclosure in the periodic reports, proxy statements and other documents that the Company is required to file under the Securities Exchange Act of 1934, as amended; (viii) compliance with applicable governmental rules and regulations. and (ix) such other matters as the Board deems appropriate. The Board has delegated the responsibility for establishing and overseeing these codes of business conduct and ethics to the Audit Committee and the Corporate Governance Committee.

I.	Risk Management

The Board shall discuss periodically with the Audit Committee and management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures. The Board also shall review the Company’s existing processes and policies with respect to risk assessment and risk management.

II.	Corporate Organization

A.	Board of Directors

The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size of the Board. The Board shall periodically review its size to consider the size that is appropriate for its effective operation. In general, the Board believes that its appropriate size is nine to twelve members, recognizing that retirements, resignations and recruiting delays may result, periodically, in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

B.	Management

After considering the recommendations of the CEO, the Board will appoint the members of the executive management of the Company.

III.	Membership on Board of Directors

A.	Mix of Directors; “Independent” Directors

A substantial majority of the Board will be “independent” in accordance with Nasdaq listing standards. The Board’s current goal is to have at least 70% of its members be independent. Moreover, no director will be independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Where applicable, non-employee directors are encouraged to give notice to the Board, to the extent practicable, of an anticipated event or transaction that might affect their independence under applicable regulations and listing standards.

B.	Board Membership Criteria

The Corporate Governance Committee is responsible for considering, reviewing with and making recommendations to the Board concerning the characteristics of the Board, including desired competencies, skills and attributes, for establishing criteria for persons to be nominated for election to the Board and its committees and for filling vacancies. Chairperson of the Board The Board’s policy is that the positions of Chairperson and CEO of the Company should be held by the same person, except in circumstances to be determined by the Board.

C.	Leadership

The Board notes that all directors are elected by the stockholders and, therefore, have an equal voice. The Chairperson, the CEO, or the Board as a whole may call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chairpersons responsible for the subject matter giving rise to the need, and that the chairpersons function as the committee liaisons to the Chairperson and the rest of the Board. In circumstances in which the independent directors meet without the Chairperson, the Chairperson of the Corporate Governance Committee (the “Presiding Director”) shall preside and shall: (i) coordinate the activities of the independent directors; (ii) provide input with respect to agenda items; and (iii) consult, as appropriate, with the other chairpersons of the Board committees in order to avoid diluting the authority or responsibility of such committee chairpersons.

D.	Term Limits

The Board does not believe that it should establish term limits for service on the Board. Term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations, and therefore provide an increasing contribution to the Board as a whole.

E.	Retirement

No person will be nominated by the Board to serve as a director after he or she has passed his or her 73rd birthday, unless the Corporate Governance Committee has waived the mandatory retirement age of such person as a director. Upon reaching the age of 73, each director will offer a standing letter of resignation for consideration by the Corporate Governance Committee. The Board, upon recommendation of the Corporate Governance Committee, shall have the opportunity to accept the resignation of such director at any time.

F.	Resignation

Non-management directors who change their primary job responsibilities held at the time of their election to the Board will offer a letter of resignation for Corporate Governance Committee consideration. The Corporate Governance Committee will review whether such change in responsibilities will impair the director’s ability to effectively serve on the Board, and make a recommendation to the Board. The Board will, in its sole discretion, determine whether such change in responsibilities will impair the director’s ability to effectively serve on the Board, and may decide not to accept such resignation where it has determined the ability of the director to serve is not impaired. Management directors will offer to resign from the Board upon their resignation, removal, or retirement as an officer of the Company. The Board will, in its sole discretion, determine whether to accept such resignation, provided that such director shall only continue to serve as a director after his resignation, removal or retirement for a transition period of up to one year after the date that he or she ceases to be an executive officer.

G.	Additional Directorships

The Corporate Governance Committee and the Board will take into account the nature of and the time involved in a director’s service on other boards in evaluating the suitability of individual director candidates and making its recommendations to its stockholders. Prior to accepting any invitation to serve on the board of directors of another corporation or entity, including a not-for-profit entity or any government or advisory group, each director shall seek the approval of the Chairman of the Board, acting in conjunction with the Chairman of the Corporate Governance Committee. The Chief Executive Officer shall review all relevant facts and may, under the guidance of the Chairman of the Corporate Governance Committee, (i) determine that service on such board of directors raises actual or potential conflicts and deny the request, (ii) determine service on such board of directors does not raise actual or potential conflicts and deny the request, or (iii) recommend that the entire Corporate Governance Committee consider the request.

IV.	Board Meetings and Procedures

A.	Number of Meetings; Attendance and Preparation

The Board holds a minimum of five regularly scheduled meetings per year. Directors are expected to attend all regularly scheduled meetings and to have, prior to the meetings, reviewed all written meeting materials distributed to them in advance. Directors are expected to be physically present at all regularly-scheduled meetings, and a director who is unable to attend a meeting is expected to notify the Chairperson in advance of such meeting. Attendance in person is always preferred. However, conference telephone, videoconference, or similar communication equipment attendance at a meeting is acceptable.

B.	Distribution of Materials

The agenda for each meeting of the Board will be prepared by the Chairperson of the Board following consultation with other members of executive management and provided to directors along with “Board Books” containing supporting materials in a timely manner in advance of any meeting. Each director is expected to review these materials in advance of the meeting. Any director may request, without restriction, the addition of specific agenda items. Such requests will be discussed in a timely manner with the Chairperson of the Board prior to preparation and dissemination of the agenda to directors. Every director is expected to attend every Board meeting and meetings of committees on which he or she serves.

C.	Attendance of Executive Management

The Board believes that attendance of key executive officers augments the meeting process by providing certain expertise and insight into items that are open for discussion at certain meetings. Directors will have complete access to the executive management and information concerning the Company’s business activities and performance. Such access will be guided by the Company’s policies regarding confidential information.

D.	Executive Sessions of Non-Employee Directors

The non-employee directors of the Board will meet in executive session not less than two times per year, or as they otherwise may determine necessary, without any management directors and any other members of the Company’s management who may otherwise be present, to: (i) evaluate the CEO and (ii) consider such other matters as they may deem appropriate.

V.	COMMITTEES

A.	General

1.	Except where Board committees have sole authority to act as required by applicable law or a listing standard, it is the general policy of the Company that major decisions be considered by the Board as a whole. As a consequence, the Board has determined to constitute only those committees that it believes are critical to the efficient operation of the Board or are required by applicable law or a listing standard. The Board currently has five standing Committees: the Audit Committee; the Compensation Committee; the Corporate Governance Committee; the Information Technology Oversight Committee; and the Option Grant Committee. The Audit Committee, the Compensation Committee and the Corporate Governance Committee will each consist of three or more directors, each of whom will satisfy the independence requirements set forth herein and any additional requirements set forth in their respective charters and any other listing or regulatory requirements. The Corporate Governance Committee will recommend, and the Board will designate, a chairperson of each committee. The Chief Executive Officer of the Company shall be the sole member of the Option Grant Committee. The sole responsibility of the Option Grant Committee shall be to make grants of stock options and restricted stock to non-executive employees to allow for efficient response to hiring and other personnel needs.

2.	The Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Information Technology Oversight Committee each have appropriate written charters that have been adopted by the Board. The charter of each committee will be reviewed at least annually by the Board and the relevant committee.

3.	Chairpersons of committees and appropriate members of executive management will, where possible, develop an advance agenda for all committee meetings along with supporting materials in a timely manner in advance of any meeting. Each committee member is required to review all such materials in advance of the meeting. Insofar as possible, committee meetings will be scheduled in conjunction with meetings of the full Board.

4.	The Board is responsible for overseeing the activities of its committees (except where such committees have sole authority to act pursuant to applicable law or a listing standard) and for ensuring that the committees are fulfilling their duties and responsibilities. The Board will regularly receive reports from its committees regarding their activities and will take such actions as it deems necessary and appropriate in response to these reports.

B.	Membership

1.	The Board does not believe in mandating fixed rotation of committee members and/or committee chairpersons, since there may be reasons at a given point in time for maintaining continuity. Ideally, however, the Board will seek to rotate committee members and chairpersons, on a staggered basis to be determined in part by the annual performance reviews of each director.

2.	The Corporate Governance Committee will make recommendations regarding committee appointments to the Board for its approval. Proposed committee appointments, including the designation of committee chairpersons, will give consideration to any expressed desire of individual Board members. The Board will make the committee appointments at the first regularly scheduled Board meeting following each Annual Meeting of Stockholders.

3.	Any member of the Board may attend any of the committee meetings, subject to the provisions of that committee’s charter.

VI.	OTHER PRINCIPLES

A.	Disclosure and Review of Corporate Governance Principles

This Statement on Corporate Governance will be made available on the Company’s website. The Corporate Governance Committee will review this Statement on Corporate Governance from time to time, but not less frequently than annually, and will report the results of the review to the full Board.

B.	Communications with Stockholders and Other Interested Parties

1.	The Chairperson and the CEO are responsible for establishing effective communications with the Company’s stockholders, customers, associates, communities, suppliers, creditors, governments and corporate partners.

2.	All external communications relative to the Company must and will originate from the Company’s executive management. The Board and its directors as individuals have a policy of referring all formal and informal requests for information, comment, meetings, interviews or other questions from external sources to the CEO or the designee of the CEO.

3.	All shareholder communications with the Board shall be in accordance with the Company’s Policy on Shareholder Communications With the Board of Directors.

C.	Disclosure and Internal Controls Review Committee

The mission of the Disclosure and Internal Controls Review Committee of the Company is to assist the Company’s compliance with rules and regulations under federal law and the NASD relating to the Company’s reporting under the Exchange Act and other public disclosures. The Board believes it is imperative that the Company maintain such standards as are reasonably necessary to promote full, fair, accurate, timely and understandable disclosure in the periodic reports, proxy statements and other documents that the Company is required to file under the Exchange Act. These standards shall apply to all material matters, including the Company’s: (i) financial condition, results of operations and cash flows; (ii) business performance; (iii) foreseeable risk factors; (iv) stock ownership; and (v) executive and director compensation.

Appendix B

NOVELL, INC.

AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee (the “Committee”) of the Company is appointed by, and generally acts on behalf of, the Board of Directors (the “Board”) of Novell, Inc. (the “Company”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter. The Committee’s principal purposes shall be:

(i)	to assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s Internal Controls (as defined in Section II.C.1.) and (iv) the performance of the Company’s internal audit function;

(ii)	to interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors, to approve their compensation, and to monitor the independent auditors’ qualifications and independence; and

(iii)	to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement.

With respect to financial reporting, and compliance with laws and regulations, management is primarily responsible for the Company’s reporting process and the system of Internal Controls. Management is responsible for the completeness and accuracy of the Company’s financial statements and the fair presentation of the financial condition, results of operations and cash flows of the Company. Management is also primarily responsible for assuring compliance with applicable laws and regulations and with the Company’s Code of Business Ethics. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles (“GAAP”). The Independent Auditors shall provide an attestation report on management’s assessment of internal control over financial reporting in accordance with Rule 2-02(f) of Regulation S-X promulgated by the SEC. Consistent with the specific duties of the Committee listed below, it is the responsibility of the Committee, working in conjunction with management and the independent auditors, to oversee and monitor these policies and procedures in a manner that achieves their objectives.

II.	Responsibilities and Duties

A.	Financial Reporting

1.	General

The Committee shall review and discuss with management and the independent auditors, as appropriate, the following:

(i)	the Company’s policies and procedures regarding disclosures that may impact the financial statements,

(ii)	significant financial reporting issues and judgments;

(iii)	the adequacy of the Company’s Internal Controls and any actions taken to address reportable or material control deficiencies;

(iv)	financial statement presentation;

(v)	any regulatory and accounting initiatives;

(vi)	all alternative treatments of the Company’s financial information, including the use of “pro forma” or “adjusted” non-GAAP information, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors;

(vii)	any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application and disclosure of critical accounting principles and practices, all alternative assumptions, estimates or methods used by the independent auditors or that have been discussed with management and the effects, if any, such treatments have on the Company’s financial statements and the treatment preferred by the independent auditors;

(viii)	all “special-purpose” entities, off-balance sheet structures and all complex financing transactions;

(ix)	any disagreements that may have occurred between the independent auditors and management relating to the Company’s financial statements or disclosures;

(x)	any communications between the independent auditors’ team assigned to the Company’s audit and the independent auditors’ national office, and all other material written communications between the independent auditors, management and the internal auditor, including any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditors to the Company;

(xi)	any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements; and

(xii)	any other matters required to be discussed by applicable auditing standards, laws or regulations.

2.	Preparation and Release of Financial Information

(i)	For annual information, the Committee shall review and obtain an understanding of the scope and timing of the annual audit as well as the results of the audit work performed by the independent auditors. For quarterly information, the Committee shall obtain an understanding of the extent to which the independent auditors review quarterly financial information.

(ii)	The Committee shall meet with the Company’s general counsel, and outside counsel when appropriate, to discuss legal matters that may have a significant impact on the Company’s financial results and related disclosures.

(iii)	The Committee shall review earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and ratings agencies.

(iv)	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s Forms 10-Q, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures prior to their release to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented.

(v)	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.	Audit Committee Report

The Committee shall prepare annually a report in accordance with the applicable rules and regulations of the SEC for inclusion in the Company’s proxy statement.

B.	Monitoring Compliance with Laws

The Committee shall meet periodically with the senior members of the internal audit department, the general counsel’s office and, where appropriate, the independent auditors, to review the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics. Specifically, the Committee shall, among other actions as it deems appropriate, perform the following:

(i)	oversee the implementation of the Company’s Code of Business Ethics and, if separate from the Company’s Code of Business Ethics, the Code of Ethics for Senior Financial Officers;

(ii)	review significant cases of conflict of interest, misconduct, or fraud under the Code of Business Ethics and the resolution of such cases in accordance with applicable SEC rules and Nasdaq listing standards;

(iii)	review the Company’s policies and processes for compliance with U.S. and foreign country export controls, laws and regulations; and

(iv)	review the Company’s policies and processes for compliance with the Foreign Corrupt Practices Act and the Federal Sentencing Guidelines.

C.	Oversight of Disclosure Controls and Procedures and Internal Controls and Procedures

1.	The Committee shall oversee the Company’s (i) disclosure controls and procedures, (ii) internal control over financial reporting (as defined by the SEC), as well as (iii) internal controls generally (collectively, “Internal Controls”). The Committee will review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the Internal Controls of the Company. This review will include any recommendations for the improvement of such Internal Controls or particular areas where new or more detailed Internal Controls are desirable.

2.	The Committee shall evaluate whether management is setting the appropriate tone at the top by communicating the importance of strong Internal Controls.

3.	The Committee shall evaluate the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

D.	Oversight of Internal Audit

1.	The Committee shall oversee the activities, organizational structure and qualifications of the internal audit department. The internal audit department shall report functionally to the Committee and administratively to the Company’s Chief Financial Officer.

2.	A representative from the internal audit department shall attend Committee meetings and report, at least semi-annually, to the Committee on audit results for the period and the status of the audit schedule. Reports may be made at more frequent intervals if deemed necessary by the Committee or as may be requested by the internal audit department.

3.	The Committee shall review and approve the annual internal audit plan, objectives, schedules and any special projects undertaken by the internal audit department.

4.	The Committee shall discuss with the internal audit department any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit department the results of the internal audits and special projects.

5.	The Committee shall review any significant reports to management prepared by the internal audit department, management’s responses and the status of any recommended corrective action. Particular emphasis will be given by the Committee to significant control deficiencies and actions taken by management to correct them.

6.	The Committee shall discuss with the internal audit department any audit problems or difficulties, including any restrictions on the scope of the internal audit department’s activities or on access to requested information, and management’s response to same and any other matters required to be brought to its attention.

7.	The Committee may request, either directly, through the Chief Financial Officer or the corporate controller, that the internal audit department perform special studies, investigations, or other services in matters of interest or concern to the Committee.

8.	The Committee shall review the effectiveness of the internal audit function.

9.	The Committee shall periodically review the charter of the internal audit department to ensure that it provides for the independence, objectivity and authority of the internal audit function, and make recommendations thereto. The Committee shall ensure that the members of the internal audit department shall have unrestricted access to all of the Company’s records, reports, personnel, and physical properties as may determined by the members of the internal audit department to be relevant to the performance of their audits.

10.	The Committee shall review and approve the appointment and replacement of the senior member of the Company’s internal audit department.

E.	Oversee Relationship with Independent Auditors

1.	Appointment and Authorization of Services

a.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate and oversee the activities of the Company’s independent auditors.

b.	The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

c.	The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Committee member who pre-approves a non-audit service shall report the pre-approval to the full Committee at its next scheduled meeting. The Committee shall periodically notify the Board of their approvals.

d.	Prior to the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit.

2.	Oversight of Independence and Qualifications of Independent Auditors

a.	In order to assess the independence of the Independent Auditors, the Committee shall, at least annually, obtain and review a report by the independent auditors describing all relationships between the firm and the Company and all professional services provided to the Company. The Committee shall review with the independent auditors the nature and scope of all disclosed relationships or professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors.

b.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (a) the auditing firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues.

c.	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including whether the independent auditors’ quality controls are adequate. In making its evaluation, the Committee shall take into account the opinions of management and the senior member of the Company’s internal audit department. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

3.	Other Oversight Responsibilities

a.	The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response to same and any other matters required to be brought to its attention under auditing standards.

b.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors so as to preserve the independence of the independent auditors.

III.	Other Powers and Responsibilities

A.	Evaluations

With the assistance of the Corporate Governance Committee, the Committee shall annually review and assess its own performance and the performance of each Committee member and report to the Board the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Investigations; Retention of Professional Advisors

1.	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The President, the Chief Financial Officer or the Corporate Secretary of the Company shall provide or arrange to provide such other information, data and services as the Committee may request. The Committee shall conduct such interviews or discussions as it deems appropriate with personnel of the Company, and/or others whose views would be considered helpful to the Committee.

2.	The Committee shall have the authority to obtain advice, counsel and assistance from internal and external legal, accounting and other advisors for any reason, including but not limited to in connection with any special investigations deemed necessary by the Committee. The Company shall provide appropriate funding for the Committee to retain such advisors without requiring the Committee to seek Board approval.

C.	Risk Management

The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures. The Committee also shall review the Company’s existing processes and policies with respect to risk assessment and risk management.

D.	Related-party Transactions

The Committee shall review and approve all transactions between the Company (and its subsidiaries) and its directors and executive officers.

E.	Grievance Procedures

The Committee shall establish procedures (i) for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

F.	Disputes with Management

The Committee shall resolve any significant disagreements between the independent auditors and management, and between the internal audit department and management.

G.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

H.	Reports

1.	The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department and the effectiveness of the Company’s Internal Controls.

2.	The Committee shall make an annual presentation to the Board within three months after the receipt of the independent auditors’ opinion on the Company’s financial statements. The presentation shall provide an overview of the Committee’s activities, findings of importance, conclusions, recommendations, and items that require follow-up or action by the Board.

I.	Miscellaneous

1.	The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

2.	The Company will provide appropriate funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

IV.	Membership and Organization of Committee

A.	Size of Committee

The Committee shall consist of at least three directors.

B.	Member Qualifications

1.	Each of the members of the Committee shall meet the independence and experience requirements of the NASD and applicable federal securities laws, including the additional audit committee independence requirements set forth in Section 10A(m)(3) of the Exchange Act of 1934, as amended, and the rules promulgated thereunder.

2.	Each of the members of the Committee must be able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of his or her appointment to the Committee. At least one member shall be a financial expert with the education and past employment experience necessary for compliance with the audit committee composition requirements of the NASD. To the extent possible, at least one member shall be an “audit committee financial expert” as that term is defined by the SEC.

3.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

C.	Appointment

The members of the Committee shall be appointed by the Board upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term

Members of the Committee will be appointed for one-year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause. No member of the Committee shall be removed except by majority vote of the independent directors of the Board then in office.

V.	Conduct of Meetings

A.	Frequency

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than five (5) times per year, either in person or telephonically. Half of the members of the Committee shall constitute a quorum. The Chairman of the Board or any Committee member shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

1.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

2.	The Committee shall meet with the independent auditors, the senior member of the Company’s internal audit department, and management in separate meetings as often as it deems necessary and appropriate in its judgment.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

A member of the Committee or the Corporate Secretary shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole.

Appendix C

NOVELL, INC.

COMPENSATION COMMITTEE CHARTER

I.	Purpose

The Compensation Committee (the “Committee”) of the Company is appointed by, and generally acts on behalf of, the Board of Directors (the “Board”) of Novell, Inc. (the “Company”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter. The Committee’s principal purposes shall be:

(i)	to review, consider, and suggest compensatory plans and pay levels for the Chief Executive Officer (“CEO”) for approval by the independent members of the Board, and to review, consider, and suggest and approve compensatory plans and pay levels for all other officers of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all executives who are direct reports to the Chief Executive Officer (together with the CEO, the “Executives”);

(ii)	to recommend the annual retainer and meeting attendance fees for all non-employee directors of the Company (the “Directors”) for service on the Board and its committees to the Corporate Governance Committee;

(iii)	to review and administer (in conjunction with management) the employee long- and short-term compensation plans, employee performance-based incentive plans (which are cash and equity based) and other employee benefit plans in alignment with the Company’s business strategy and in a manner that reflects, in general, programs and practices within the high technology industry; and

(iv)	to issue annually a report on executive compensation in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the ”SEC”) for inclusion in the Company’s proxy statement.

II.	Responsibilities and Duties

The Committee has the following responsibilities:

(i)	to periodically review, consider and approve the philosophy for compensation of its Directors, Executives and employees.

(ii)	to provide oversight with regard to the development and ongoing refinement of the Company’s compensation philosophies on behalf of any compensation or benefit plan maintained by the Company.

(iii)	to periodically review, consider and recommend to the Corporate Governance Committee the total compensation program for the Directors for service on the Board and its committees. Overall compensation may include a cash annual retainer, cash meeting fees, stock compensation and additional consideration as recommended by the Committee. Total compensation is to be based on market data from the high technology industry, provided by an independent consultant retained by the Committee for such purpose.

(iv)	to periodically review, consider and approve the total compensation program for Executives to ensure that the elements of that program support the Company’s philosophy for the compensation of Executives and relate back to the Company’s strategy, as established by the Board. The compensation program may be composed of a mix of base salary, short and long-term incentives, deferred compensation programs, equity awards and executive benefits. The Committee shall also review, consider, suggest and approve individual compensation packages for each of the Executives, except that the package for the CEO shall be approved by the independent members of the Board.

(v)	to consider, in evaluating Executive compensation, both the Company’s and the Executive’s performance, compensation paid to similar executive officers of other companies within the high technology industry and past awards to the Executive.

(vi)	to establish and administer objective performance goals under which performance-based compensation may be paid to the CEO and the Named Executive Officers (as that term is defined in Item 402 of Regulation S-K under the Securities Act of 1933, as amended) of the Company and to certify that such performance goals are attained prior to the payment of any performance-based compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code; provided that the independent members of the Board shall have final approval over the administration of performance goals for the CEO.

(vii)	to periodically review, consider and approve the total compensation program for employees to ensure that the elements of that program support the Company’s philosophy for the compensation of employees and relate back to the Company’s strategy, as established by the Board. The compensation program may be composed of a mix of base salary, short and long-term incentives, deferred compensation programs, equity awards and benefits.

(viii)	to interpret, administer and, where applicable, make awards to Executives and employees under the Company’s employee stock option and stock purchase plans (the “Stock Plans”) and other benefit plans, including determining eligibility, the number and type of options available for grant and the terms of such grants, to review and approve management’s recommendations, and if the Committee deems necessary, to amend those Stock Plans. With respect to employee compensation only, the Committee may delegate this responsibility to one or more sub-committees as it determines to be appropriate.

(ix)	to subject itself to oversight by the Board and fully cooperate with any audit of the Committee or any other request for information by the Board or the Company’s internal and outside auditors, including to open its books and records in connection with the Board’s oversight, any audit of the Committee or any such request for information.

(x)	to prepare annually a report to the Board regarding the compensation of the Executives of the Company that are subject to the reporting requirements of Section 16 of the Exchange Act in accordance with the applicable rules and regulations of the SEC stating the criteria by which such Executives receive compensation and for inclusion in the Company’s proxy statement.

(xi)	to monitor compliance with Section 304 of the Sarbanes Oxley Act of 2002 (16 U.S.C Section 7423) and Section 13(k) of the Exchange Act, relating, respectively to forfeiture of certain bonuses and profits by the CEO and Chief Financial Officer and to the prohibition on personal loans by the Company to the directors and officers of the Company.

(xii)	to periodically review with the CEO and other members of management, matters relating to management succession and executive development, including, but not limited to compensation.

(xiii)	to review, consider and approve special employment arrangements and agreements for Executives and potential hires that would likely become executive officers.

(xiv)	to oversee the Company’s global employee benefit programs and advise on which changes should be approved by the stockholders or the Board, where applicable.

(xv)	to periodically advise and consult with the Company’s Executives regarding managerial personnel matters.

III.	Other Powers and Responsibilities

A.	Evaluations

With the assistance of the Corporate Governance Committee, the Committee shall annually review and assess its own performance and the performance of each Committee member and report to the Board the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Reports

The Committee shall make regular reports to the Board, providing an overview of its activities, summarizing Committee actions and commenting on the fulfillment of the Committee’s duties under this Charter. The Committee shall also present resolutions to the Board that the Committee has recommended be adopted at the Board level.

C.	Retention of Professional Advisors

The Committee shall have the authority to retain consultants and other third-party advisors of its selection to provide it with advice and counsel about the Company’s compensation and benefit programs. The Company shall provide appropriate funding for the Committee to retain such advisors without requiring the Committee to seek Board approval.

D.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

E.	Miscellaneous

The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

IV.	Membership and Organization of Committee

A.	Size of Committee

The Committee shall consist of at least three directors.

B.	Member Qualifications

All members of the Committee shall meet the definitions of: “independent director” under the Rules of the Nasdaq Stock Market, Inc.; “outside director” under Treasury Regulation 1.162-27 (e)(3), for purposes of Internal Revenue Code Section 162(m); and “non-employee director” under Rule 16b-3(b)(3) under the Exchange Act, as such requirements may change from time to time.

C.	Appointment

The members of the Committee shall be appointed by the Board upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term

Members of the Committee will be appointed for one-year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause. No member of the Committee shall be removed except by majority vote of the independent directors of the Board then in office.

V.	Conduct of Meetings

A.	Frequency

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than four (4) times per year, either in person or telephonically. Half of the members of the Committee shall constitute a quorum. The Chairman of the Board, the Chairman of the Committee, the Company’s Chief Executive Officer or the Company’s Senior Vice President, People shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests. Notwithstanding the foregoing, the compensation of the Chief Executive Officer shall be approved by the Committee meeting in executive session. The compensation of the other Executives shall be approved by the Committee meeting in an executive session at which the Chief Executive Officer may be in attendance.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

A member of the Committee or the Corporate Secretary shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole.

Appendix D

NOVELL, INC.

CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	Purpose

The Corporate Governance Committee (the “Committee”) of the Company is appointed by, and generally acts on behalf of, the Board of Directors (the “Board”) of Novell, Inc. (the “Company”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter. The Committee’s principal purposes shall be:

(i)	to establish criteria for the selection of directors and to recommend to the Board the nominees for director in connection with the Company’s annual meeting of stockholders;

(ii)	to take a leadership role in shaping the Company’s corporate governance policies and to develop and recommend to the Board the Company’s Statement on Corporate Governance; and

(iii)	to oversee and coordinate annual evaluations of the Board, its committees and its members.

II.	Responsibilities and Duties

A.	Composition of the Board

The Committee has the following responsibilities:

(i)	to consider and make recommendations to the Board concerning the appropriate size and overall characteristics of the Board, including desired competencies, skills and attributes and the desired ratio of “independent” and non-“independent” directors, as such term is defined by applicable regulatory and listing standards;

(ii)	to establish criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole. In addition, the Committee may consider, as appropriate in a particular case, the candidate’s: (a) qualification as “independent” under the various standards applicable to the Board and each of its committees, as well as in the judgment of the Committee; (b) depth and breadth of experience within the Company’s industry and otherwise; (c) outside time commitments; (d) special areas of expertise; (e) accounting and finance knowledge; (f) business judgment; (g) leadership ability; (h) knowledge of international markets; (i) experience in developing and assessing business strategies; (j) corporate governance expertise; (k) risk management skills; and (l) for incumbent members of the Board, the past performance of the incumbent director, in addition to the foregoing criteria. All nominations for membership on the Board shall be in compliance with the Company’s Procedures for the Nomination of Members of the Board of Directors. All nominations for membership on the Board shall be zero-based; i.e. the re-nomination of incumbent directors shall also take all criteria into account, and not merely the analysis of past performance;

(iii)	to conduct searches for prospective directors, review candidates recommended by stockholders, and evaluate and recommend candidates for election to the Board or to fill vacancies. In making its recommendation, the Committee shall seek out outstanding talent among minority groups and women, and shall give consideration to the staffing needs of each of the committees of the Board;

(iv)	to review on an annual basis and recommend to the Board one member of the Board to serve as Chairperson (who also may be the Chief Executive Officer);

(v)	to establish policies for reviewing the continued appropriateness of Board membership when an individual director changes the position he or she held when elected or appointed to the Board;

(vi)	evaluate and make recommendations to the Board concerning the appointment of directors to Board committees and the selection of committee chairs; recommendations shall consider suggestions from the Chairperson of the Board, desired characteristics of committee members, specific legal and regulatory requirements, whether there should be a policy of periodic rotation of directors among the committees, the number of boards and other committees on which the directors serve, and whether there should be any limitations on the number of consecutive years a director should serve on any one committee; and

(vii)	to periodically review the “independence” of each director, as such term is defined by applicable regulatory and listing standards.

B.	Corporate Governance Oversight

The Committee has the following responsibilities:

(i)	to periodically review and assess the adequacy of the Company’s corporate governance principles and recommend any changes to the Board for its approval and adoption;

(ii)	to evaluate and recommend to the Board the responsibilities of the Board committees, including the structure, operations and the authority to delegate to subcommittees;

(iii)	to assist the Board in its allocation of workload among the various committees of the Board;

(iv)	to periodically review and reassess the adequacy of the charters of the various committees of the Board and recommend any proposed changes to the Board for its approval;

(v)	to assist the Board with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials;

(vi)	to periodically review, consider and recommend to the Board the total compensation program for all non-employee directors of the Company for service on the Board and its committees upon recommendation of the Compensation Committee;

(vii)	to oversee the review and update, when appropriate, of the Company’s Code of Business Ethics and Code of Ethics for Senior Financial Officers;

(viii)	to oversee the review and update, when appropriate, and implementation of the Company’s Non-Employee Director Code of Ethics, including reviews of any conflicts of interest that may arise involving directors;

(ix)	to approve all service by senior executive officers on outside boards of directors; and

(x)	to review and recommend adoption of all director and officer insurance policy requirements.

C.	Board Evaluation and Development

The Committee has the following responsibilities:

(i)	to oversee and coordinate an annual evaluation of the full Board, the various Board committees and individual Board members, which evaluations shall be reported to the whole Board;

(ii)	to establish and maintain an orientation program for new directors; and

(iii)	to develop, or make available, a continuing education program conducted either internally or externally for all directors.

III.	Other Powers and Responsibilities

A.	Evaluations

The Committee shall annually review and assess its own performance and the performance of each Committee member and report to the Board the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Reports

The Committee shall make regular reports to the Board, providing an overview of its activities, summarizing Committee actions and commenting on the fulfillment of the Committee’s duties under this Charter. The Committee shall also present resolutions to the Board that the Committee has recommended be adopted at the Board level.

C.	Retention of Professional Advisors

The Committee shall have the authority to retain consultants and other third-party advisors of its selection as it deems necessary to provide it with advice and counsel, including a search firm to fulfill its responsibilities of identifying candidates for Board membership. The Company shall provide appropriate funding for the Committee to retain such advisors without requiring the Committee to seek Board approval.

D.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

E.	Miscellaneous

The Committee shall perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

IV.	Membership and Organization of Committee

A.	Size of Committee

The Committee shall consist of at least three directors.

B.	Member Qualifications

The members of the Committee shall meet the definition of “independent director” under the Rules of the Nasdaq Stock Market, Inc., as such requirements may change from time to time.

C.	Appointment

The members of the Committee shall be appointed by the Board. The Board shall designate one member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term

Members of the Committee will be appointed for one-year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause. No member of the Committee shall be removed except by majority vote of the independent directors of the Board then in office.

V.	Conduct of Meetings

A.	Frequency

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than three (3) times per year, either in person or telephonically. Half of the members of the Committee shall constitute a quorum. The Chairman of the Board, the Chairman of the Committee, or the Company’s Chief Executive Officer shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

A member of the Committee or the Corporate Secretary shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole.

Appendix E

NOVELL, INC.

INFORMATION TECHNOLOGY OVERSIGHT COMMITTEE CHARTER

I.	Purpose

The purpose of the Information Technology Oversight Committee is to:

•	Oversee major information technology (“IT”) related projects and technology architecture decisions;

•	Direct management to implement IT programs that effectively support the Company’s business objectives and strategies;

•	Provide guidance to the Company’s senior IT management team; and

•	Advise the Board of Directors on IT related matters.

II.	Membership and Subcommittees

The Information Technology Oversight Committee shall consist of such number of members of the Board of Directors as shall be appointed by the Board from time to time, but in no event shall the Committee consist of fewer than three members. The Board of Directors shall designate the Chairperson of the Committee. The Board of Directors may change the membership of the Committee at any time. Unless otherwise prohibited by the Company’s Certificate of Incorporation or Bylaws, the Information Technology Oversight Committee may form and delegate authority to any subcommittee as it deems appropriate or advisable.

III.	Functions, Powers and Responsibilities

The Information Technology Oversight Committee shall:

A.	IT Projects

1.	Appraise and critically review the financial, tactical and strategic benefits of proposed major IT related projects and technology architecture alternatives.

2.	Oversee and critically review the progress of major IT related projects and technology architecture decisions.

3.	Make recommendations to the Board of Directors with respect to IT related projects and investments that require Board approval.

B.	IT Security

1.	Monitor the quality and effectiveness of the Company’s IT security.

2.	Periodically review and appraise the Company’s IT disaster recovery capabilities.

C.	Internal Controls

1.	Monitor the quality and effectiveness of IT systems and processes that relate to or affect the Company’s internal control systems.

2.	Periodically report to and consult with the Audit Committee of the Board of Directors regarding IT systems and processes that relate to or affect the Company’s internal control systems.

E-1

D.	Advisory Role

1.	Provide guidance to the Company’s senior IT management team.

2.	Stay informed of, assess and provide guidance to the Company’s senior IT management team with respect to new technologies, applications and systems that relate to or affect the Company’s IT strategy or programs.

E.	Other

1.	Annually review the Committee’s own performance, and report the results of such review to the Board of Directors.

2.	Annually review and reassess the adequacy of this charter and recommend any proposed changes to the Board of Directors for approval.

3.	Report regularly to the Board of Directors on matters within the scope of the Committee, as well as any special issues that merit the attention of the Board.

4.	Perform such other duties as the Committee may deem necessary or appropriate, or as the Board of Directors may from time to time assign to it.

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1. PROPOSAL 1.— Election of Directors

Nominees		FOR all nominees listed (except as indicated) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐
01.	Albert Aiello
02.	Fred Corrado
03.	Richard L. Crandall
04.	Wayne Mackie
05.	Claudia B. Malone
06.	Jack L. Messman
07.	Richard L. Nolan
08.	Thomas G. Plaskett
09.	John W. Poduska, Sr.
10.	James D. Robinson, III
11.	Kathy Brittain White

__________________________________

Except Nominee number(s) written on the above line

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSALS 2, 3 AND 4.

PROPOSAL 2 —	Stockholder Proposal to establish a policy of expensing the costs of all future stock options issued by Novell	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3—	Stockholder Proposal to adopt a policy that 75% of future equity compensation of senior executives shall be performance-based, and details of such compensation shall be disclosed to stockholders	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 4 —	Stockholder Proposal to adopt a policy stating that the public accounting firm retained by us to audit our financial statements will perform only “audit” and “audit-related” work	FOR ☐	AGAINST ☐	ABSTAIN ☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Signature	Signature	Date
Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/novl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

NOVELL, INC.

404 Wyman Street

Waltham, MA 02451

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Jack L. Messman, Joseph S. Tibbetts, Jr. and Joseph A. LaSala, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Novell, Inc. to be held at our offices at 404 Wyman Street, Waltham, Massachusetts 02451 on Thursday, April 15, 2004 at 10 a.m. local time and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, AGAINST THE PROPOSAL REGARDING EXPENSING STOCK OPTIONS, AGAINST THE PROPOSAL REGARDING CERTAIN PERFORMANCE-BASED COMPENSATION, AGAINST THE PROPOSAL REGARDING RESTRICTING THE TYPES OF WORK THAT MAY BE PERFORMED BY OUR INDEPENDENT AUDITOR AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Novell account online.

Access your Novell shareholder/stockholder account online via Investor ServiceDirect(r) (ISD).

Mellon Investor Services LLC, Transfer Agent for Novell, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For questions regarding the website, call 1-877-978-7778

between 9am-7pm Monday-Friday Eastern Time